As filed with the Securities and Exchange Commission on September 8, 2011
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1389	54-2091194
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Co-Registrants
(see next page)

500 W. Illinois, Suite 100 Midland, Texas 79701 (432) 620-5500 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Kenneth V. Huseman President 500 W. Illinois, Suite 100 Midland, Texas 79701 (432) 620-5500 (Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:

David C. Buck
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effectiveness of this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price per	Aggregate Offering	Amount of
of Securities to be Registered	Registered	Unit	Price	Registration Fee
7 3/4% Senior Notes due 2019	$475,000,000	100%	$475,000,000	$55,147.50(1)
Guarantees by certain subsidiaries of Basic Energy Services, Inc.*	—	—	—	—(2)

(1)	The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933. For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each original note that may be received by the registrant in the exchange transaction in which the notes will be offered.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable because the guarantees relate to other securities that are being registered concurrently.

*	The guarantor subsidiaries of Basic Energy Services, Inc. are identified on the following page.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBSIDIARY GUARANTOR CO-REGISTRANTS

	State or Other	Primary Standard
	Jurisdiction of	Industrial
Exact Name of Additional	Incorporation or	Classification Code	I.R.S. Employer
Registrant as Specified in its Charter	Organization	Number	Identification No.

Basic Energy Services GP, LLC(1)	Delaware	1389	54-2091197
Basic Energy Services LP, LLC(1)	Delaware	1389	54-2091195
Basic Energy Services, L.P.(1)	Delaware	1389	75-2441819
Basic ESA, Inc.(1)	Texas	1389	75-1772279
Chaparral Service, Inc.(1)	New Mexico	1389	85-0206424
Basic Marine Services, Inc.(1)	Delaware	1389	20-2274888
First Energy Services Company(1)	Delaware	1389	84-1544437
Hennessey Rental Tools, Inc.(1)	Oklahoma	1389	73-1435063
Oilwell Fracturing Services, Inc.(1)	Oklahoma	1311	73-1142826
Wildhorse Services, Inc.(1)	Oklahoma	1389	06-1641442
LeBus Oil Field Service Co.(1)	Texas	4214	75-2073125
Globe Well Service, Inc.(1)	Texas	1389	75-1634275
SCH Disposal, L.L.C.(1)	Texas	1389	75-2788335
JS Acquisition LLC(1)	Delaware	1389	26-2529500
JetStar Holdings, Inc.(1)	Delaware	1389	74-3144248
Acid Services, LLC(1)	Kansas	1389	48-1180455
JetStar Energy Services, Inc.(1)	Texas	1389	68-0605237
Sledge Drilling Corp.(1)	Texas	1381	20-4223140
Permian Plaza, LLC(1)	Texas	6512	26-0753425
Xterra Fishing & Rental Tools Co.(1)	Texas	1389	76-0647818
Taylor Industries, LLC(1)	Texas	3533	27-2417037
Platinum Pressure Services, Inc.(1)	Texas	1389	26-1338379
Admiral Well Service, Inc.(1)	Texas	1389	26-3164899
Maverick Coil Tubing Services, LLC(1)	Colorado	1389	84-1563281
Maverick Solutions, LLC(1)	Colorado	1389	20-0122876
Maverick Stimulation Company, LLC(1)	Colorado	1389	84-1354572
Maverick Thru-Tubing Services, LLC(1)	Colorado	1389	27-1501902
MCM Holdings, LLC(1)	Colorado	1389	84-1520949
MSM Leasing, LLC(1)	Colorado	1389	27-0629182
The Maverick Companies, LLC(1)	Colorado	1389	20-5244170

(1)	The address for such Subsidiary Guarantor is 500 W. Illinois, Suite 100, Midland, Texas 79701.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated September 8, 2011

Basic Energy Services, Inc.

Offer to exchange up to
$475,000,000 of 7 3/4% Senior Notes due 2019
that have been registered under the Securities Act of 1933
for
$475,000,000 of 7 3/4% Senior Notes due 2019
that have not been registered under the Securities Act of 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK
CITY TIME, ON          , 2011, UNLESS WE EXTEND THE DATE

Terms of the Exchange Offer:

•	We are offering to exchange up to $475.0 million aggregate principal amount of registered 7 3/4% Senior Notes due 2019, which we refer to as the new notes, for any and all of our $475.0 million aggregate principal amount of unregistered 7 3/4% Senior Notes due 2019, which we refer to as the old notes.

•	We will exchange all outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes.

•	The terms of the new notes will be substantially identical to those of the outstanding old notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old notes will not apply to the new notes.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for old notes will not be a taxable transaction for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	The old notes are, and the new notes will be, guaranteed on a senior unsecured basis by each of our material restricted subsidiaries that guarantees our other indebtedness.

•	There is no established trading market for the new notes or the old notes.

•	We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through any quotation system.

See “Risk Factors” beginning on page 11 for a discussion of certain risks that you should consider prior to tendering your outstanding old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

Prospectus dated          , 2011

Page

Where You Can Find More Information	i
Incorporation by Reference	ii
Forward-Looking Statements	iii
Prospectus Summary	1
Risk Factors	11
Use of Proceeds	16
Ratio of Earnings to Fixed Charges	16
Selected Historical Financial Data	17
Description of Other Indebtedness	19
The Exchange Offer	21
Description of the New Notes	32
Certain United States Federal Income Tax Consequences	77
Plan of Distribution	78
Legal Matters	79
Experts	79
Index to Consolidated Financial Statements of The Maverick Companies	F-1
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This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.” In making your decision to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you received any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we use the terms “Basic Energy Services,” “we,” “us” and “our” to refer to Basic Energy Services, Inc. together with its subsidiaries, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4, including exhibits and schedules, under the Securities Act with respect to the offer to exchange our senior notes. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.

These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. In addition, we make available on our web site at http://www.basicenergyservices.com, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10 Q and current reports on Form 8-K (and any amendments to those reports) filed pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and other

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information filed with or furnished to the SEC, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Unless otherwise specified, information contained on, or available by hyperlink from, our web site or contained on the SEC’s web site is not incorporated into this prospectus. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: Basic Energy Services, Inc., Attention: Chief Financial Officer, 500 W. Illinois, Suite 100, Midland, Texas 79701, (432) 620-5500.

INCORPORATION BY REFERENCE

We are incorporating by reference the information that we file with the SEC, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K) until the exchange offer described in this prospectus is completed or is otherwise terminated.

•	Our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011, which we refer to as our 2010 Form 10-K;

•	Our quarterly reports on Form 10-Q for the three months ended March 31, 2011, filed with the SEC on April 27, 2011, and for the three months ended June 30, 2011, filed with the SEC on July 25, 2011; and

•	Our current reports on Form 8-K and 8-K/A, filed with the SEC on February 3, 2011 (Item 8.01 only), February 9, 2011, February 18, 2011, February 23, 2011, March 16, 2011, April 12, 2011, May 27, 2011 (as amended June 1, 2011), June 7, 2011, June 13, 2011, June 14, 2011, July 12, 2011, July 21, 2011, August 2, 2011 and August 10, 2011.

Any statement contained in a document all or a portion of which is incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any future filings that we incorporate by reference herein modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Basic Energy Services, Inc.
500 W. Illinois, Suite 100
Midland, Texas 79701
(432) 620-5500
Attn: Investor Relations

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FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of the U.S. federal securities laws. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things, the risk factors discussed in this prospectus under the caption “Risk Factors” and in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and other factors, most of which are beyond our control.

The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect” and similar expressions are intended to identify forward-looking statements. All statements other than statements of current or historical fact contained in this prospectus are forward looking-statements. Although we believe that the forward-looking statements contained in this prospectus are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Important factors that may affect our expectations, estimates or projections include:

•	a decline in, or substantial volatility of, oil or natural gas prices, and any related changes in expenditures by our customers;

•	the effects of the Maverick Companies Acquisition and other future acquisitions on our business;

•	changes in customer requirements in markets or industries we serve;

•	competition within our industry;

•	general economic and market conditions;

•	our access to current or future financing arrangements;

•	our ability to replace or add workers at economic rates; and

•	environmental and other governmental regulations.

Our forward-looking statements speak only as of the date of this prospectus. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus and the information incorporated herein by reference include market share data, industry data and forecasts that we obtained from internal company surveys (including estimates based on our knowledge and experience in the industry in which we operate), market research, consultant surveys, publicly available information, industry publications and surveys. These sources include Baker Hughes Incorporated (“Baker Hughes”), the Association of Energy Service Companies (“AESC”), and the Energy Information Administration of the U.S. Department of Energy (“EIA”). Industry surveys and publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe such information is accurate and reliable, we have not independently verified any of the data from third-party sources cited or used for our management’s industry estimates, nor have we ascertained the underlying economic assumptions relied upon therein. For example, the number of onshore well servicing rigs in the U.S. could be lower than our estimate to the extent our two larger well servicing competitors have continued to report as stacked rigs equipment that is not actually complete or subject to refurbishment. Statements as to our position relative to our competitors or as to market share refer to the most recent available data.

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PROSPECTUS SUMMARY

The following is a summary of some of the information contained elsewhere in this prospectus. It is not complete and may not contain all the information that you should consider before making a decision to participate in the exchange offer. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors beginning on page 11 and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus.

Basic Energy Services, Inc.

We provide a wide range of well site services to oil and natural gas drilling and producing companies, including completion and remedial services, fluid services and well site construction services, well servicing and contract drilling. These services are fundamental to establishing and maintaining the flow of oil and natural gas throughout the productive life of a well. Our broad range of services enables us to meet multiple needs of our customers at the well site. Our operations are managed regionally and are concentrated in major United States onshore oil and natural gas producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, Colorado, Utah, Montana, West Virginia and Pennsylvania. Our operations are focused on liquids rich basins that currently exhibit strong drilling and production economics as well as natural gas-focused shale plays characterized by prolific reserves and attractive economics. Specifically, we have significant presence in the Permian Basin and the Bakken, Eagle Ford, Haynesville and Marcellus shales. We provide our services to a diverse group of over 2,000 oil and natural gas companies.

Our four operating segments are Completion and Remedial Services, Fluid Services, Well Servicing and Contract Drilling. The following is a description of these segments:

•	Completion and Remedial Services. Our completion and remedial services segment (36% of our revenues in 2010 and 41% of our revenues in the first six months of 2011) currently operates our fleet of pressure pumping units, an array of specialized rental equipment and fishing tools, air compressor packages specially configured for underbalanced drilling operations and cased-hole wireline units and snubbing units. The largest portion of this business segment consists of pressure pumping services focused on cementing, acidizing and fracturing services in niche markets, and we currently own approximately 259,000 hydraulic horsepower of pumping capacity.

•	Fluid Services. Our fluid services segment (33% of our revenues in 2010 and 28% of our revenues in the first six months of 2011) currently utilizes our fleet of 871 fluid service trucks and related assets, including specialized tank trucks, storage tanks, water wells, disposal facilities, construction and other related equipment. These assets provide, transport, store and dispose of a variety of fluids, as well as provide well site construction and maintenance services. These services are required in most workover, completion and remedial projects and are routinely used in daily producing well operations.

•	Well Servicing. Our well servicing segment (28% of our revenues in 2010 and 28% of our revenues in the first six months of 2011) currently operates our fleet of 412 well servicing rigs and related equipment. This business segment encompasses a full range of services performed with a mobile well servicing rig, including the installation and removal of downhole equipment and elimination of obstructions in the well bore to facilitate the flow of oil and natural gas. These services are performed to establish, maintain and improve production throughout the productive life of an oil and natural gas well and to plug and abandon a well at the end of its productive life. Our well servicing equipment and capabilities also facilitate most other services performed on a well.

•	Contract Drilling. Our contract drilling segment (3% of our revenues in 2010 and 3% of our revenues in the first six months of 2011) currently operates ten drilling rigs and related equipment. We use these assets to penetrate the earth to a desired depth and initiate production from a well.

Recent Developments

Maverick Companies Acquisition

On July 8, 2011, we completed the acquisition of the outstanding equity interests in each of (i) Maverick Stimulation Company, LLC, (ii) Maverick Coil Tubing Services, LLC, (iii) MCM Holdings, LLC, (iv) Maverick Thru-Tubing, LLC, (v) The Maverick Companies, (vi) Maverick Solutions, LLC and (vii) MSM Leasing, LLC (such acquisitions, the “Maverick Companies Acquisition,” and such entities collectively, “Maverick”). The total cash consideration for the Maverick Companies Acquisition was $180.0 million, net of working capital acquired.

Maverick provides a full range of fracturing and stimulation services with a fleet of approximately 60,000 hydraulic horsepower of pressure pumping equipment and comprehensive coil tubing services, including seven coil tubing units, nitrogen and other related equipment. Maverick’s operating area includes the Rocky Mountain oil and natural gas market with major service facilities located in Fort Morgan and Grand Junction, Colorado and depots in Aztec, New Mexico, Trinidad, Colorado, Vernal, Utah and Bartlesville, Oklahoma. Maverick will operate our Completion and Remedial Services business segment.

Our primary executive offices are located at 500 W. Illinois, Suite 100, Midland, Texas 79701 and our telephone number is (432) 620-5500. Our Internet website is www.basicenergyservices.com. The information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.

Corporate Structure

Below is a chart that illustrates our corporate structure.

The Exchange Offer

On February 15, 2011, we completed a private offering of $275,000,000 aggregate principal amount of our 7 3/4% Senior Notes due 2019. On June 13, 2011, we completed a private offering of an additional $200,000,000 aggregate principal amount of notes of the same series. In this prospectus, we refer to the notes that we issued in the February 2011 and June 2011 offerings as our old notes. As part of the private offering, we entered into registration rights agreements with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to consummate the exchange offer within 270 days after February 15, 2011. The following is a summary of the exchange offer.

Old Notes	7 3/4% Senior Notes due February 15, 2019, which were issued in two separate offerings on February 15, 2011 and June 13, 2011.

New Notes	7 3/4% Senior Notes due February 15, 2019. The terms of the new notes are substantially identical to the terms of the outstanding old notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old notes will not apply to the new notes.

Exchange Offer	We are offering to exchange up to $475.0 million aggregate principal amount of our new notes that have been registered under the Securities Act for an equal amount of our outstanding old notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreements.

The new notes will evidence the same debt as the old notes and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. Holders of the old notes do not have any appraisal or dissenter’s rights in connection with the exchange offer. Because the new notes will be registered, the new notes will not be subject to transfer restrictions, and holders of old notes that have tendered and had their old notes accepted in the exchange offer will have no registration rights.

Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless we decide to extend it.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedures described under the caption “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

• tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wells Fargo Bank, N.A., as registrar and exchange agent, at the address listed under the caption “The Exchange Offer — Exchange Agent”; or

• tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wells Fargo Bank, N.A., as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer — Procedures for Tendering — Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but

• the old notes are not immediately available,

• time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or

• the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer,

then you may tender old notes by following the procedures described under the caption “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2011. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer — Withdrawal Rights.”

Certain United Stated Federal Income Tax Consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the discussion under the caption “Certain United States Federal Income Tax Consequences” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreements.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	We have appointed Wells Fargo Bank, N.A. as exchange agent for the exchange offer. For the address, telephone number and fax number of the exchange agent, please read “The Exchange Offer — Exchange Agent.”

Resales of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

• the new notes are being acquired in the ordinary course of business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer;

• you are not our affiliate or an affiliate of any of our subsidiary guarantors; and

• you are not a broker-dealer tendering old notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer — Resales of New Notes” for more information regarding resales of the new notes.

Consequences of Not Exchanging Your Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register your old notes under the Securities Act, except in the limited circumstances provided under the registration rights agreements. In addition, you will not be able to resell, offer to resell or otherwise transfer your old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your old notes and our obligation to file a registration statement, please read “The Exchange Offer — Consequences of Failure to Exchange Outstanding Securities” and “Description of the New Notes.”

Description of the New Notes

The terms of the new notes and those of the outstanding old notes will be substantially identical, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old notes will not apply to the new notes. As a result, the new notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and special interest provisions contained in the old notes. The new notes represent the same debt as the old notes for which they are being exchanged. The new notes are governed by the same indenture as the old notes are.

The following summary contains basic information about the new notes and is not intended to be complete. For a more complete understanding of the new notes, please refer to the section in this prospectus entitled “Description of the New Notes.” When we use the term “notes” in this prospectus, unless the context requires otherwise, the term includes the old notes and the new notes.

Issuer	Basic Energy Services, Inc.

Securities Offered	$475,000,000 aggregate principal amount of our 7 3/4% Senior Notes due 2019.

Interest	The new notes will accrue interest from the date of their issuance at the rate of 7.75% per year. Interest on the new notes will be payable semi-annually in arrears on each February 15 and August 15, commencing on August 15, 2011. We have agreed to make additional interest payments to holders of the new notes under certain circumstances if we do not comply with our obligations under the registration rights agreements.

Maturity Date	February 15, 2019.

Guarantees	The new notes will be guaranteed by all of our current subsidiaries, other than three immaterial subsidiaries. The new notes will be guaranteed by all of our current and certain material future restricted subsidiaries that guarantee any of our other indebtedness.

Ranking	The new notes will be our senior indebtedness. Both the new notes and the subsidiary guarantees will rank:

• equally in right of payment with any of our and the subsidiary guarantors’ existing and future senior indebtedness, including our existing senior notes and the related guarantees; and

• effectively junior to all existing or future liabilities of our subsidiaries that do not guarantee the notes and to our and the subsidiary guarantors’ existing or future secured indebtedness to the extent of the value of the collateral therefor.

Optional Redemption	As of June 30, 2011, after giving effect to the offering of the old notes and the use of the net proceeds from the offering, (i) we and our subsidiaries would have had approximately $66.2 million of secured indebtedness outstanding under our capital lease obligations and (ii) we and our subsidiary guarantors would have had $700.0 million of unsecured senior indebtedness outstanding, including the notes. We may redeem the notes, in whole or in part, at any time on or after February 15, 2015 at a redemption price equal to 100% of the principal amount thereof, plus a premium declining ratably to par and accrued and unpaid interest to the date of redemption.

At any time before February 15, 2014, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 107.75% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the date of redemption; provided that:

• at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption; and

• such redemption occurs within 90 days of the date of the closing of any such qualified equity offering.

In addition, at any time before February 15, 2015, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes, plus an applicable premium and accrued and unpaid interest to the date of redemption.

Change of Control	Upon a change of control, if we do not redeem the notes, each holder of notes will be entitled to require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. Our ability to purchase the notes upon a change of control will be limited by the terms of our then outstanding debt agreements. We cannot assure you that we will have the financial resources to purchase the notes in such circumstances.

Certain Covenants	The indenture contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

• incur additional indebtedness;

• pay dividends or repurchase or redeem capital stock;

• make certain investments;

• incur liens;

• enter into certain types of transactions with our affiliates;

• limit dividends or other payments by our restricted subsidiaries to us; and

• sell assets or consolidate or merge with or into other companies.

These and other covenants that are contained in the indenture are subject to important exceptions and qualifications, which are described under “Description of the New Notes.”

Absence of a Public Market for the New Notes	There is no public trading market for the new notes, and we do not intend to apply for listing of the new notes on any national securities exchange or for quotation of the new notes on any automated dealer quotation system. See “Risk Factors — Risks Relating to the Exchange Offer and the New Notes — An active trading market may not develop for the new notes.”

Risk Factors	See “Risk Factors” beginning on page 11 for discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Summary Historical Financial Information

The following summary historical consolidated financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 is derived from our audited consolidated financial statements incorporated by reference into this prospectus. The following summary historical consolidated financial data as of June 30, 2011 and for the six months ended June 30, 2011 and 2010 is derived from our unaudited interim financial statements incorporated by reference into this prospectus. The financial data as of and for the six months ended June 30, 2011 and 2010 includes, in management’s opinion, all adjustments necessary for the fair presentation of our financial position and results of operations as of such dates and for such periods, but may not be indicative of results to be expected for the full year.

The data set forth below is qualified by reference to, and should be read in conjunction with, (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly report on Form 10-Q for the quarter ended June 30, 2011 incorporated by reference into this prospectus and (ii) our consolidated financial statements and the notes thereto incorporated by reference into this prospectus. In addition, please see the historical consolidated financial statements of The Maverick Companies beginning on page F-1, which financial statements are included with this prospectus in accordance with Rule 3-10(g) of Regulation S-X under the Exchange Act.

	Year Ended December 31,			Six Months Ended June 30,
	2010	2009	2008	2011	2010
	(Dollars in thousands)			(Unaudited)

Statement of Operations Data:
Revenues:
Completion and remedial services	$261,436	$134,818	$304,326	$219,314	$106,767
Fluid services	241,164	214,822	315,768	153,760	110,948
Well servicing	204,872	160,614	343,113	153,028	91,325
Contract drilling	20,767	16,373	41,735	16,807	9,058

Total revenues	728,239	526,627	1,004,942	542,909	318,098

Expenses:
Completion and remedial services	156,573	95,287	165,574	123,760	67,383
Fluid services	178,152	159,079	203,205	99,916	84,365
Well servicing	156,885	121,618	215,243	105,849	68,834
Contract drilling	15,250	13,604	28,629	11,878	6,995
General and administrative(1)	107,781	104,253	115,319	65,479	51,897
Depreciation and amortization	135,001	132,520	118,607	67,764	67,348
Loss (gain) on disposal of assets	2,856	2,650	76	(763)	1,174
Goodwill impairment	—	204,014	22,522	—	—

Total expenses	752,498	833,025	869,175	473,883	347,996

Operating income (loss)	(24,259)	(306,398)	135,767	69,026	(29,898)
Other income (expense):
Net interest expense	(46,368)	(32,386)	(24,630)	(23,156)	(23,392)
Loss on early extinguishment of debt	—	(3,481)	—	(49,366)	—
Gain on bargain purchase	1,772	—	—	—	1,772
Other income (expense)	499	1,198	12,235	259	192

Income (loss) from continuing operations before income taxes	(68,356)	(341,067)	123,372	(3,237)	(51,326)
Income tax benefit (expense)	24,793	87,529	(55,134)	1,294	19,063

Net Income (loss)	$(43,563)	$(253,538)	$68,238	$(1,943)	$(32,263)

Statement of Cash Flow Data:
Cash flows from operating activities	$49,383	$89,205	$212,827	$55,581	$(1,596)
Cash flows from investing activities	(97,879)	(62,864)	(197,302)	(97,174)	(35,554)
Cash flows from financing activities	(28,943)	(12,119)	3,669	214,585	(14,432)
Capital expenditures:
Acquisitions, net of cash acquired	50,278	7,816	110,913	10	10,312
Property and equipment	63,579	43,367	91,890	114,873	25,555

	As of December 31,			As of June 30,
	2010	2009	2008	2011	2010
	(Dollars in thousands)			(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$47,918	$125,357	$111,135	$220,910	$73,775
Property and equipment, net	625,702	666,642	740,879	693,891	633,965
Total assets	1,029,813	1,039,541	1,310,711	1,329,107	1,011,725
Long-term debt, including current portion	498,859	501,812	480,323	790,006	495,635
Stockholders’ equity	301,923	340,149	595,004	308,363	309,856

(1)	Includes approximately $5,666,000, $5,152,000, $4,149,000, $3,758,000 and $2,589,000 of non-cash expenses for the years ended December 31, 2010, 2009 and 2008, and for the six months ended June 30, 2011 and 2010, respectively.

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

											Six
											Months
											Ended
	Year Ended December 31,										June 30,
	2010		2009		2008		2007		2006		2011

Ratio of earnings to fixed charges	(a	)	(a	)	4.7	x	5.2	x	7.9	x	0.9x

For these ratios, “earnings” means the sum of income before income taxes and fixed charges exclusive of capitalized interest, and “fixed charges” means interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to indebtedness and an estimate of the portion of annual rental expense on capital leases that represents the interest factor.

(a)	Earnings were inadequate to cover fixed charges for the years ended December 31, 2010 and December 31, 2009 by $33 million and $267 million, respectively.

RISK FACTORS

An investment in the new notes involves various material risks. Prior to making a decision about investing in the new notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” under the heading “Risk Factors” in our most recent annual report on Form 10-K, our most recent quarterly reports on Form 10-Q and in other filings we may make from time to time with the SEC and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement.

Risks Relating to the Exchange Offer and the New Notes

The notes are unsecured and are effectively subordinated to our existing and future secured debt and other secured obligations, and the guarantees of the notes will be effectively subordinated to the guarantors’ secured debt and other secured obligations.

The notes are not secured by any of our or our subsidiaries’ assets. As a result, the notes and the guarantees are effectively subordinated to all of our and the guarantors’ secured obligations to the extent of the value of the assets securing such obligations. In the event of any distribution or payment of our or any guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have a prior claim to the assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our and the guarantors’ unsecured senior debt, and potentially with all of their other general creditors, based upon the respective amounts owed to each holder or creditor, in or the guarantors’ respective remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured debt. As of June 30, 2011, we and the guarantors would have had approximately $66.2 million of secured debt under our capital leases and $19.0 million in letters of credit issued under our revolving credit facility. The indenture governing the notes permits us and our subsidiaries to incur secured debt, including pursuant to our revolving credit facility, purchase money instruments and other forms of secured debt.

Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

We now have, and will continue to have, a significant amount of indebtedness. As of June 30, 2011, our total debt is $790.0 million. For the six months ended June 30, 2011, we made cash interest payments totaling $18.6 million.

Our current and future indebtedness could have important consequences. For example, it could:

•	impair our ability to make investments and obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our indebtedness;

•	make us more vulnerable to a downturn in our business, our industry or the economy in general as a substantial portion of our operating cash flow will be required to make principal and interest payments on our indebtedness, making it more difficult to react to changes in our business and in industry and market conditions;

•	limit our ability to obtain additional financing that may be necessary to operate or expand our business;

•	put us at a competitive disadvantage to competitors that have less debt; and

•	increase our vulnerability to interest rate increases to the extent that we incur variable rate indebtedness.

If we are unable to generate sufficient cash flow or are otherwise unable to obtain the funds required to make principal and interest payments on our indebtedness, or if we otherwise fail to comply with the various covenants in instruments governing any existing or future indebtedness, we could be in default under the terms of such instruments. In the event of a default, the holders of our indebtedness could elect to declare all the funds borrowed under those instruments to be due and payable together with accrued and unpaid interest, secured lenders could foreclose on any of our assets securing their loans and we or one or more of our subsidiaries could be forced into bankruptcy or liquidation. If our indebtedness is accelerated, or we enter into bankruptcy, we may be unable to pay all of our indebtedness in full. Any of the foregoing consequences could restrict our ability to grow our business and cause the value of our common stock to decline.

Our revolving credit facility and the indentures governing our 2016 Notes and the notes each impose restrictions on us that may affect our ability to successfully operate our business.

Our Revolving Credit Facility and the indentures governing our 2016 Notes and the notes each impose limitations on our ability to take various actions, such as:

limitations on the incurrence of additional indebtedness;

restrictions on mergers, sales or transfers of assets without the lenders’ consent; and

limitations on dividends and distributions.

In addition, our revolving credit facility requires us to maintain certain financial ratios and to satisfy certain financial conditions, some of which become more restrictive over time and may require us to reduce our debt or take some other action in order to comply with them. The failure to comply with any of these financial conditions, including the financial ratios or covenants, would cause a default under our revolving credit facility. A default under any of our indebtedness, if not waived, could result in the acceleration of such indebtedness or other indebtedness, in which case the debt would become immediately due and payable. In addition, a default or acceleration of any of our indebtedness under our 2016 Notes, the notes or our revolving credit facility could result in a default under or acceleration of other indebtedness with cross-default or cross-acceleration provisions. In the event of any acceleration of our indebtedness, we may not be able to pay our debt or borrow sufficient funds to refinance it, and any holders of secured indebtedness may seek to foreclose on the assets securing such indebtedness. Even if new financing is available, it may not be available on terms that are acceptable to us. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We also may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our revolving credit facility or existing limitations on the incurrence of additional indebtedness, including in connection with acquisitions. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Revolving Credit Facility” in our quarterly report on Form 10-Q for the quarter ended June 30, 2011 incorporated by reference into this prospectus for a discussion of our revolving credit facility.

We will require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our debt, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility or otherwise in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, at or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our revolving credit facility, lease facilities, the 2016 Notes or the notes, on commercially reasonable terms or at all.

In addition to our current indebtedness, we may incur substantially more debt, including additional secured debt. This could further exacerbate the risks associated with our substantial debt.

We and our subsidiaries may be able to incur substantial additional debt in the future. Although the indenture governing the notes contains restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the substantial risks described above would intensify. See “Summary Historical Consolidated Financial Data” and “Description of Other Indebtedness.”

We are a holding company with no direct operations.

We are a holding company with no direct operations. Our principal assets are the equity interests and investments we hold in our subsidiaries. As a result, we depend on dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment except as provided in the note guarantees or pursuant to intercompany notes.

Federal and state statutes may allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be deemed a fraudulent transfer if the guarantor received less than a reasonably equivalent value in exchange for giving the guarantee and

•	was insolvent on the date that it gave the guarantee or became insolvent as a result of giving the guarantee, or

•	was engaged in business or a transaction, or was about to engage in business or a transaction, for which property remaining with the guarantor was an unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts that would be beyond the guarantor’s ability to pay as those debts matured.

A guarantee could also be deemed a fraudulent transfer if it was given with actual intent to hinder, delay or defraud any entity to which the guarantor was or became, on or after the date the guarantee was given, indebted.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation, or

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.

The indenture contains a provision intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the guarantor. In such case, any payment by the guarantor pursuant to its guarantee could be required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary based on the guarantee and would be creditors only of Basic Energy Services, Inc. and any guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

We may not have the ability to raise funds necessary to finance any change of control offer required under the indenture.

If a change of control (as defined in the indenture) occurs, we will be required to offer to purchase your notes at 101% of their principal amount plus accrued and unpaid interest. If a purchase offer obligation arises under the indenture governing the notes, a change of control may also occur under our revolving credit facility, which could result in the acceleration of the indebtedness outstanding thereunder. In addition, our revolving credit facility will contain restrictions on our ability to repay the notes upon a change in control. Any of our future debt agreements may contain similar restrictions and provisions. If a purchase offer were required under the indenture for our debt, we may not have sufficient funds to pay the purchase price of all debt, including your notes, that we are required to purchase or repay.

If you do not properly tender your old notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes. Please read “The Exchange Offer — Procedures for Tendering” and “Description of the New Notes.”

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of failing to tender your old notes in the exchange offer, please read “The Exchange Offer — Consequences of Failure to Exchange Outstanding Securities.”

Some holders who exchange their old notes may be deemed to be underwriters.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

An active trading market may not develop for the new notes.

The new notes are a new issue of securities. There is no active public trading market for the new notes, and the new notes will not be listed on any securities exchange.

We cannot assure you that an active trading market will develop for the new notes or that the new notes will trade as one class with the old notes. In addition, the liquidity of the trading market in the new notes and the market prices quoted for the new notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for your notes, you may not be able to sell your notes, or, even if you can sell your notes, you may not be able to sell them at an acceptable price.

Certain covenants contained in the indenture will not be applicable during any period in which the notes are rated investment grade by both Moody’s and S&P.

The indenture provides that certain covenants will not be applicable during any period in which the notes are rated investment grade by both Moody’s and S&P. The covenants that may be suspended restrict, among other things, our ability to pay dividends, incur debt, sell assets, enter into transactions with affiliates, enter into business combinations and enter into other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, the notes will maintain such rating. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force, and any such actions that we take while these covenants are not in force will effectively be “grandfathered” even if the notes are subsequently downgraded below investment grade. See “Description of the New Notes — Certain Covenants — Covenant Suspension.”

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreements we entered into in connection with the private offering of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive, in exchange, outstanding old notes in like principal amount. We will cancel all old notes surrendered in exchange for new notes in the exchange offer. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

											Six
											Months
											Ended
	Year Ended December 31,										June 30,
	2010		2009		2008		2007		2006		2011

Ratio of earnings to fixed charges	(a	)	(a	)	4.7	x	5.2	x	7.9	x	0.9x

For these ratios, “earnings” means the sum of income before income taxes and fixed charges exclusive of capitalized interest, and “fixed charges” means interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to indebtedness and an estimate of the portion of annual rental expense on capital leases that represents the interest factor.

(a)	Earnings were inadequate to cover fixed charges for the years ended December 31, 2010 and December 31, 2009 by $33 million and $267 million, respectively.

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical consolidated financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 is derived from our audited consolidated financial statements incorporated by reference into this prospectus. The following selected historical consolidated financial data as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2007 and 2006 is derived from our audited consolidated financial statements not included in this prospectus. The following selected historical consolidated financial data as of June 30, 2011 and for the six months ended June 30, 2011 and 2010 is derived from our unaudited interim financial statements incorporated by reference into this prospectus. The financial data as of and for the six months ended June 30, 2011 and 2010 includes, in management’s opinion, all adjustments necessary for the fair presentation of our financial position and results of operations as of such dates and for such periods, but may not be indicative of results to be expected for the full year.

The data set forth below is qualified by reference to, and should be read in conjunction with, (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly report on Form 10-Q for the quarter ended June 30, 2011 incorporated by reference into this prospectus and (ii) our consolidated financial statements and the notes thereto incorporated by reference into this prospectus.

						Six Months
	Year Ended December 31,					Ended June 30,
	2010	2009	2008	2007	2006	2011	2010
	(Dollars in thousands)					(Unaudited)

Statement of Operations Data:
Revenues:
Completion and remedial services	$261,436	$134,818	$304,326	$240,692	$154,412	$219,314	$106,767
Fluid services	241,164	214,822	315,768	259,324	245,011	153,760	110,948
Well servicing	204,872	160,614	343,113	342,697	323,755	153,028	91,325
Contract drilling	20,767	16,373	41,735	34,460	6,970	16,807	9,058

Total revenues	728,239	526,627	1,004,942	877,173	730,148	542,909	318,098

Expenses:
Completion and remedial services	156,573	95,287	165,574	125,948	74,981	123,760	67,383
Fluid services	178,152	159,079	203,205	165,327	153,445	99,916	84,365
Well servicing	156,885	121,618	215,243	205,132	178,028	105,849	68,834
Contract drilling	15,250	13,604	28,629	22,510	8,400	11,878	6,995
General and administrative(a)	107,781	104,253	115,319	99,042	81,318	65,479	51,897
Depreciation and amortization	135,001	132,520	118,607	93,048	62,087	67,764	67,348
Loss (gain) on disposal of assets	2,856	2,650	76	477	277	(763)	1,174
Goodwill impairment	—	204,014	22,522	—	—	—	—

Total expenses	752,498	833,025	869,175	711,484	558,536	473,883	347,996

Operating income (loss)	(24,259)	(306,398)	135,767	165,689	171,612	69,026	(29,898)
Other income (expense):
Net interest expense	(46,368)	(32,386)	(24,630)	(25,136)	(15,504)	(23,156)	(23,392)
Loss on early extinguishment of debt	—	(3,481)	—	(230)	(2,705)	(49,366)	—
Gain on bargain purchase	1,772	—	—	—	—	—	1,772
Other income (expense)	499	1,198	12,235	176	169	259	192

Income (loss) from continuing operations before income taxes	(68,356)	(341,067)	123,372	140,499	153,572	(3,237)	(51,326)
Income tax benefit (expense)	24,793	87,529	(55,134)	(52,766)	(54,742)	1,294	19,063

Net income (loss)	$(43,563)	$(253,538)	$68,238	$87,733	$98,830	$(1,943)	$(32,263)

Other Financial Data:
Cash flows from operating activities	$49,383	$89,205	$212,827	$198,591	$145,678	$55,581	$(1,596)
Cash flows from investing activities	(97,879)	(62,864)	(197,302)	(294,103)	(241,351)	(97,174)	(35,554)
Cash flows from financing activities	(28,943)	(12,119)	3,669	136,088	114,193	214,585	(14,432)
Capital expenditures:
Acquisitions, net of cash acquired	50,278	7,816	110,913	199,673	135,568	10	10,312
Property and equipment	63,579	43,367	91,890	98,536	104,574	114,873	25,555

	As of December 31,					As of June 30,
	2010	2009	2008	2007	2006	2011	2010
	(Dollars in thousands)					(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$47,918	$125,357	$111,135	$91,941	$51,365	$220,910	$73,775
Property and equipment, net	625,702	666,642	740,879	636,924	475,431	693,891	633,965
Total assets	1,029,813	1,039,541	1,310,711	1,143,609	796,260	1,329,107	1,011,725
Long-term debt, including current portion	498,859	501,812	480,323	423,719	262,743	790,006	495,635
Stockholders’ equity	301,923	340,149	595,004	524,821	379,250	308,363	309,856

a)	Includes approximately $5,666,000, $5,152,000, $4,149,000, $3,964,000, $3,429,000 of non-cash expenses for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively, and $3,758,000 and $2,589,000 for the six months ended June 30, 2011 and 2010, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

7.125% Senior Notes due 2016

Our $225 million aggregate principal amount of 7.125% Senior Notes due 2016 were issued pursuant to an indenture dated as of April 12, 2006, by and among us, the guarantor parties thereto and The Bank of New York Trust Company, N.A., as trustee (the “2016 Notes Indenture”). The 2016 Notes are jointly and severally guaranteed by each of our current subsidiaries, other than three immaterial subsidiaries. As of June 30, 2011, the non-guarantor subsidiaries held no assets and performed no operations.

Interest on the 2016 Notes accrues at a rate of 7.125% per year. Interest on the 2016 Notes is payable in cash semi-annually in arrears on April 15 and October 15 of each year. The 2016 Notes mature on April 15, 2016. The 2016 Notes and the guarantees are unsecured and rank equally with all of our and the guarantors’ existing and future unsecured and unsubordinated obligations. The 2016 Notes and the guarantees rank senior in right of payment to any of our and the guarantors’ existing and future obligations that are, by their terms, expressly subordinated in right of payment to the 2016 Notes and the guarantees. The 2016 Notes and the guarantees are effectively subordinated to our and the guarantors’ secured obligations to the extent of the value of the assets securing such obligations.

The 2016 Notes Indenture contains covenants that limit our ability and the ability of certain of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or repurchase or redeem capital stock;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by restricted subsidiaries; and

•	sell assets or consolidate or merge with or into other companies.

These limitations are subject to a number of important qualifications and exceptions.

Upon an Event of Default (as defined in the 2016 Notes Indenture), the trustee or the holders of at least 25% in aggregate principal amount of the 2016 Notes then outstanding may declare all of the amounts outstanding under the 2016 Notes to be due and payable immediately.

We may now, at our option, redeem all or part of the 2016 Notes at a redemption price equal to 100% of the principal amount thereof, plus a premium declining ratably to par and accrued and unpaid interest, if any, to the date of redemption. In the event that the Maverick Companies Acquisition is not consummated, we will use a substantial portion of the net proceeds of this offering to redeem a portion of the 2016 Notes.

Following a Change of Control, as defined in the 2016 Notes Indenture, we will be required to make an offer to repurchase all or any portion of the 2016 Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Revolving Credit Facility

On February 15, 2011, in connection with the offering of our 7 3/4% Senior Notes, we terminated our previous $30.0 million secured revolving credit facility with Capital One, National Association, and entered into a new $165.0 million revolving credit facility (the “Credit Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Capital One, National Association, as joint lead arrangers and joint book managers, the lenders party thereto and Bank of America, N.A., as administrative agent. The Credit Agreement includes an accordion feature whereby the total credit available to us can be increased by up to $100.0 million under certain circumstances, subject to additional lender commitments. The obligations under the Credit Agreement are guaranteed on a joint and several basis by each of our current subsidiaries, other than three immaterial subsidiaries, and are secured by substantially all of our and the guarantors’ assets as collateral under a related Security Agreement (the “Security Agreement”). As of June 30, 2011, the non-guarantor subsidiaries held no assets and performed no operations. On July 15, 2011, we exercised the accordion feature and amended the Credit Agreement to increase our total credit available from $165.0 million to $225.0 million.

Borrowings under the Credit Agreement mature on January 15, 2016, and we have the ability at any time to prepay the Credit Agreement without premium or penalty. At our option, advances under the Credit Agreement may be comprised of (i) alternate base rate loans, at a variable base interest rate plus a margin ranging from 1.50% to 2.25% based on our leverage ratio or (ii) Eurodollar loans, at a variable base interest rate plus a margin ranging from 2.50% to 3.25% based on our leverage ratio. We will pay a commitment fee equal to 0.50% on the daily unused amount of the commitments under the Credit Agreement.

The Credit Agreement contains various covenants that, subject to agreed upon exceptions, limit our ability and the ability of certain of our subsidiaries to:

•	incur indebtedness;

•	grant liens;

•	enter into sale and leaseback transactions;

•	make loans, capital expenditures, acquisitions and investments;

•	change the nature of business;

•	acquire or sell assets or consolidate or merge with or into other companies;

•	declare or pay dividends;

•	enter into transactions with affiliates;

•	enter into burdensome agreements;

•	prepay, redeem or modify or terminate other indebtedness;

•	change accounting policies and reporting practices; and

•	amend organizational documents.

The Credit Agreement also contains covenants that, among other things, limit the amount of capital contributions we may make and require us to maintain specified ratios or conditions as follows:

•	a minimum consolidated interest coverage ratio of not less than 2.50:1.00;

•	a maximum consolidated leverage ratio not to exceed 4.00:1.00 after March 31, 2011; and

•	a maximum consolidated senior secured leverage ratio of 2.00:1.00.

If an event of default occurs under the Credit Agreement, then the lenders may (i) terminate their commitments under the Credit Agreement, (ii) declare any outstanding loans under the Credit Agreement to be immediately due and payable after applicable grace periods and (iii) foreclose on the collateral secured by the Security Agreement.

We had $21.9 million outstanding under the Credit Agreement as of June 30, 2011. At June 30, 2011, we were in compliance with our covenants under the Credit Agreement.

Other Debt

We have a variety of other capital leases and notes payable outstanding that is generally customary in our business. None of these debt instruments is material individually. Our leases with Banc of America Leasing & Capital, LLC require us to maintain a minimum debt service coverage ratio of 1.05 to 1.00. As of June 30, 2011, we had total capital leases of approximately $66.2 million.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On February 15, 2011, we sold $275.0 million in aggregate principal amount of the old notes in a private placement. On June 13, 2011, we sold an $200.0 million in aggregate principal amount of additional old notes in a private placement. The old notes were sold to the initial purchasers who in turn resold the old notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended, or the Securities Act.

In connection with the sale of the old notes, we entered into registration rights agreements with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under those agreements. Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any liquidated damages related to the obligation to register. Please read “Description of the New Notes” for more information on the terms of the new notes.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, referred to as DTC, who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you do not have, and to your knowledge, no one receiving new notes from you has, any arrangement or understanding with any person to participate in the distribution of the new notes;

•	you are not one of our or our subsidiary guarantors’ “affiliates,” as defined in Rule 405 of the Securities Act;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the new notes; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of the new notes.

Please read “Plan of Distribution.”

Terms of Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $475.0 million aggregate principal amount of 7 3/4% Senior Notes due 2019 are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes except that:

•	the new notes being issued in the exchange offer will have been registered under the Securities Act;

•	the new notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act;

•	the new notes being issued in the exchange offer will not contain the registration rights contained in the old notes; and

•	the new notes being issued in the exchange offer will not contain the liquidated damages provisions relating to the old notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 P.M., New York City time, on          , 2011. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term “expiration time” as used herein means the latest time and date at which the exchange offer expires, after any extension by us (if applicable). If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to Wells Fargo Bank, N.A., the exchange agent, at the address listed below under the caption “— Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program, referred to as ATOP.

In addition, you must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of the book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate or an affiliate of any of our subsidiary guarantors, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. Each broker-dealer must represent that it is not engaged in, and does not intend to engage in, a distribution of the new notes, and each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

No old notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s ATOP system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account. The tender by a holder of old notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

Although we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any old notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “— Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration time, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us:

1. stating the name and address of the holder of old notes and the amount of old notes tendered,

2. stating that the tender is being made, and

3. guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to that of the surrendered old note. Under the registration rights agreements, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of the exchange offer.

In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•	a certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

The new notes will bear interest from the most recent date to which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from February 15, 2011 or, if interest has already been paid on the old notes, from the most recent interest payment date on the old notes. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

Tender of old notes may be properly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective with respect to old notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “— Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including certificate numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•	other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.

Properly withdrawn old notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer, with the acceptance of old notes for exchange or with the exchange of old notes for new notes.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. Please read “— Expiration, Extension and Amendment” above.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered old notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered old notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	the holders are not “affiliates” of ours or of any of our subsidiary guarantors within the meaning of Rule 405 under the Securities Act; and

•	the holders are not broker-dealers who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the requirements above.

Any holder who is an affiliate of ours or any of our subsidiary guarantors or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of new notes received in exchange for old notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer.

In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By hand delivery, mail or overnight courier at:

Wells Fargo Bank, National Association
Corporate Trust Operations
608 2nd Ave South
Northstar East Building — 12th Floor
Minneapolis, MN 55402

By registered and certified mail at:

Wells Fargo Bank, National Association
Corporate Trust Operations
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480

By regular mail or overnight courier:

Wells Fargo Bank, National Association
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479

or

By facsimile transmission
(for eligible institutions only):
(612) 667-6282

Confirm by telephone:
1-800-344-5128

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange Outstanding Securities

Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreements, except under limited circumstances.

Holders of the new notes issued in the exchange offer, any old notes which remain outstanding after completion of the exchange offer and the previously issued notes will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF THE NEW NOTES

As used below in this “Description of the New Notes” section, the “Issuer” means Basic Energy Services, Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. The Issuer issued the old notes under an Indenture dated February 15, 2011 (the “Indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). On February 15, 2011, the Issuer issued $275.0 million in aggregate principal amount of old notes. On June 13, 2011, the Issuer issued $200.0 million principal amount of additional old notes under the Indenture, which are identical to and treated together with the previously issued old notes as a single class of debt securities under the Indenture and trade as a single class of securities. The Issuer will issue the new notes under the same Indenture, and the new notes will represent the same debt as the old notes for which they are exchanged. References to the “Notes” in this section of the prospectus are to each of the new notes and the old notes, unless otherwise specified herein. Furthermore, references in this section to “Issue Date” mean February 15, 2011, the date on which the Issuer first issued the old notes under the Indenture. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from the Issuer at its address set forth elsewhere in this prospectus.

The following is a summary of the material terms and provisions of the Notes. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading “— Certain Definitions.”

Principal, Maturity and Interest

The Notes will mature on February 15, 2019. The Notes will bear interest at 7.750% per annum, payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2011, to Holders of record at the close of business on February 1 or August 1, as the case may be, immediately preceding the related interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including February 15, 2011, the original date of issuance of the old Notes. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at the applicable interest rate on the Notes.

The Issuer will pay Liquidated Damages to Holders of the Notes if it fails to complete this exchange offer within 270 days after February 15, 2011 (the initial issue date of the old Notes) or if certain other conditions contained in the Registration Rights Agreement are not satisfied. Any Liquidated Damages due will be paid on the same dates as interest on the Notes. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Liquidated Damages pursuant to the Registration Rights Agreement.

The new Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The aggregate principal amount of new Notes being issued in this exchange offer is $475.0 million. The Issuer may issue Additional Notes having identical terms and conditions to the new Notes being issued in this exchange offer, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount, subject to compliance with the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness.”

Methods of Receiving Payments on the Notes

If a Holder of Notes in certificated form has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account in the United States specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Ranking

The Notes will be general unsecured obligations of the Issuer. The Notes will rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated. Each Note Guarantee (as defined below) will be a general unsecured obligation of the applicable Guarantor and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Note Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

The Notes and each Note Guarantee will be effectively subordinated to secured Indebtedness of the Issuer and any applicable Guarantor to the extent of the value of the assets securing such Indebtedness. The Credit Agreement is and is expected to continue to be secured by substantially all of the assets of the Issuer and its Subsidiaries.

The Notes will also be effectively subordinated to all existing and future obligations, including Indebtedness, of any Subsidiaries of the Issuer that do not guarantee the Notes, including any Unrestricted Subsidiaries. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Issuer and the holders of the Issuer’s Indebtedness, including the Notes. As of June 30, 2011, the Issuer’s non-guarantor subsidiaries did not have any outstanding indebtedness.

As of June 30, 2011, assuming completion of this exchange offer, the Issuer would have had approximately $66.2 million of secured indebtedness outstanding under its capital lease obligations, $21.9 million of secured indebtedness outstanding under the Credit Agreement and up to $203.1 million of additional availability under the Credit Agreement which, if borrowed, would be secured. Although the Indenture contains limitations on the amount of additional secured Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “— Certain Covenants — Limitations on Additional Indebtedness” and “— Limitations on Liens.”

Note Guarantees

The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed (the “Note Guarantees”) by each Domestic Restricted Subsidiary that guarantees any Indebtedness under any Credit Facility and each other Domestic Restricted Subsidiary that the Issuer shall otherwise cause to become a Guarantor pursuant to the terms of the Indenture.

As of the closing of the exchange offer, all of the Issuer’s current Subsidiaries will be “Domestic Restricted Subsidiaries” and will guarantee the Notes, other than Robota Energy Equipment, LLC, Basic Energy Services International, LLC and ESA de Mexico, S. de R.L. de C.V., three immaterial subsidiaries that have no indebtedness and have not guaranteed other debt. However, under the circumstances described below under the subheading “— Certain Covenants — Limitation on Designation of Unrestricted Subsidiaries,” the

Issuer will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	an Unrestricted Subsidiary will not guarantee the Notes;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor’s obligations under its Note Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than a reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Note Guarantee exceeds the economic benefits it receives from the issuance of the Note Guarantee. See “Risk Factors — Risks Relating to the Exchange Offer and the New Notes — Federal and state statutes may allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from guarantors.”

A Subsidiary Guarantor will be released from its obligations under its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement:

(1) in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries; or

(2) if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively.

Optional Redemption

General

At any time or from time to time on or after February 15, 2015, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, if redeemed during the 12-month period beginning February 15 of the years indicated:

Year	Optional Redemption Price

2015	103.875%
2016	101.938%
2017 and thereafter	100.000%

Redemption with Proceeds from Equity Offerings

At any time or from time to time prior to February 15, 2014, the Issuer, at its option, may on any one or more occasions redeem Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 107.750% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of redemption, provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after giving effect to any such redemption; and

(2) the redemption occurs not more than 90 days after the date of the closing of any such Qualified Equity Offering.

Redemption at Applicable Premium

The Notes may also be redeemed, in whole or in part, at any time prior to February 15, 2015 at the option of the Issuer upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder of Notes at its registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). “Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at February 15, 2015 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption — General”) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through February 15, 2015, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2015; provided, however, that if the period from the redemption date to February 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Issuer will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the Trustee an officer’s certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis (or in case of Global Notes, on as nearly a pro rata basis as is practicable, subject to the procedures of DTC or any other depository), by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under “— Optional Redemption — Redemption with Proceeds from Equity Offerings,” selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company (“DTC”)), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30, but not more than 60, days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the applicable date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

Upon the occurrence of any Change of Control, unless the Issuer has previously or concurrently exercised its right to redeem all of the Notes as described under “— Optional Redemption,” each Holder will have the right to require that the Issuer purchase all or any portion (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase.

Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders, with a copy to the Trustee, a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3) describing the procedures, as determined by the Issuer, that Holders must follow to accept the Change of Control Offer.

A Change of Control Offer will be required to remain open for at least 20 Business Days or for such longer period as is required by law. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, the Issuer cannot assure you that in the event of a Change of Control the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under the definition of “Change of Control” and “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

The provisions under the Indenture relating to the Issuer’s obligation to make a Change of Control Offer may be waived, modified or terminated prior to the occurrence of the triggering Change of Control with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Certain Covenants

Covenant Suspension

During any period of time that the Notes have a Moody’s rating of Baa3 or higher or an S&P rating of BBB- or higher (each, an “Investment Grade Rating”) and no Default has occurred and is then continuing, the Issuer and the Restricted Subsidiaries will not be subject to the following covenants:

•	“Change of Control”;

•	“ — Certain Covenants — Limitations on Additional Indebtedness”;

•	“ — Certain Covenants — Limitations on Layering Indebtedness”;

•	“ — Certain Covenants — Limitations on Restricted Payments”;

•	“ — Certain Covenants — Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries”;

•	“ — Certain Covenants — Limitations on Transactions with Affiliates”;

•	“ — Certain Covenants — Limitations on Asset Sales”;

•	clause (3) of the covenant described under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.”;

•	“ — Certain Covenants — Additional Note Guarantees”; and

•	“ — Certain Covenants — Conduct of Business”

(collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies, as applicable, withdraws its ratings or downgrades the ratings assigned to the Notes such that the Notes do not have an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, it being understood that no actions taken by (or omissions of) the Issuer or any of its Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants. Furthermore, after the time of reinstatement of the Suspended Covenants upon such withdrawal or downgrade, calculations with respect to Restricted Payments will be made in accordance with the terms of the covenant described below under “— Certain Covenants — Limitations on Restricted Payments” as though such covenant had been in effect during the entire period of time from the Issue Date.

Limitations on Additional Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur additional Indebtedness and any Restricted Subsidiary may incur Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”); provided, however, that Acquired Indebtedness shall not exceed an aggregate principal amount of $20.0 million at any time outstanding.

Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer and any Guarantor under the Credit Facilities in an aggregate amount at any time outstanding not to exceed (a) the greater of (i) $250.0 million and (ii) 20.0% of the Issuer’s Consolidated Tangible Assets, minus (b) to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with the covenant described under “— Limitations on Asset Sales”;

(2) Indebtedness under (a) the old Notes and the old Note Guarantees issued on the Issue Date and (b) the Exchange Notes and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date after giving effect to the intended use of proceeds of the old Notes (other than Indebtedness referred to in clause (1), (2) or (5));

(4) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of (a) self-insurance obligations or completion, bid, performance, appeal or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such self-insurance, completion, bid, performance, appeal or surety obligations (in each case other than for an obligation for money borrowed) or (b) obligations represented by letters of credit for the account of the Issuer or any Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims;

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary after the Issue Date, and Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed at any time outstanding the greater of (a) $50.0 million or (b) 15.0% of the Issuer’s Consolidated Tangible Assets;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above or this clause (10);

(11) indemnification, adjustment of purchase price, earn-out or similar obligations (including without limitation any Earn Out Obligations), in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Issuer or any Restricted Subsidiary shall not be permitted under this clause (11) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (11) shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(12) Contingent Obligations of the Issuer and the Guarantors in respect of Indebtedness otherwise permitted under this covenant;

(13) Indebtedness of Foreign Restricted Subsidiaries in an aggregate amount outstanding at any one time not to exceed 10% of such Foreign Restricted Subsidiaries’ Consolidated Tangible Assets; and

(14) additional Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not to exceed $40.0 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above, and may later reclassify any item of Indebtedness described in clauses (1) through (14) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Limitations on Layering Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such

Indebtedness) made expressly subordinate to the Notes or the Note Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or secured by a Permitted Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitations on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3), (4) or (5) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurred to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus

(b) 100% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Issuer), (y) Equity Interests of a Person (other than the Issuer or an Affiliate of the Issuer) engaged in a Permitted Business and (z) other assets used in any Permitted Business, in the case of clauses (i) and (ii), received by the Issuer since the Issue Date as a contribution to its common equity capital or from the issue or sale of Qualified Equity Interests of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Equity Interests or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Qualified Equity Interests (other than Equity Interests or debt securities sold to a Subsidiary of the Issuer), and (B) the aggregate net cash proceeds, if any, received by the Issuer or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) above, plus

(c) 100% of (A) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) of the Issuer or any Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Qualified Equity Interests of the Issuer and (B) the aggregate net cash proceeds, if any, received by the Issuer or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) above, plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1) the payment of (a) any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if, on the date of declaration, the dividend, redemption or distribution payment, as the case may be, would have complied with the provisions of the Indenture or (b) any dividend or similar distribution by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(2) the redemption or acquisition of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied with the covenants described under “— Change of Control” and “— Limitations on Asset Sales” and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

(4) the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (x) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (y) pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (A) $5.0 million during any calendar year (with unused amounts in any calendar year being carried forward to the next succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests of the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (4), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (4);

(5) (a) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities to the extent such Equity Interests represent a portion of the exercise or exchange price thereof and (b) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants or other similar rights;

(6) dividends on Preferred Stock or Disqualified Equity Interests issued in compliance with the covenant “— Limitations on Additional Indebtedness” to the extent such dividends are included in the definition of Consolidated Interest Expense;

(7) the payment of cash in lieu of fractional Equity Interests;

(8) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions described under the caption “— Covenants — Limitations on Mergers, Consolidations, Etc.”; or

(9) payment of other Restricted Payments from time to time in an aggregate amount not to exceed $15.0 million in any fiscal year;

provided that (a) in the case of any Restricted Payment pursuant to clauses (3), (4) or (9) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clauses (2), (3) or (4)(B) above shall increase the Restricted Payments Basket.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances, or pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(1) encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(2) encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities) as in effect on that date;

(5) restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6) restrictions imposed under any agreement to sell Equity Interests or assets, as permitted under the Indenture, to any Person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness or Equity Interests of a Person acquired by the Issuer or any of its Restricted Subsidiaries, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness incurred in compliance with the covenant described under “— Limitations on Additional Indebtedness” that imposes restrictions of the nature described in clause (c) above on the assets acquired;

(11) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(12) Indebtedness incurred or Equity Interests issued by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Equity Interests (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect the Issuer’s ability to pay all principal, interest and premium and Liquidated Damages, if any, on the Notes, as determined in good faith by the Chief Executive Officer and the Chief Financial Officer of the Issuer, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Chief Financial Officer of the Issuer, whose determination shall be conclusive); and

(13) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction and determining that the above requirements are met.

The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(2) reasonable director, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan) and indemnification arrangements, in each case, as determined in good faith by the Issuer’s Board of Directors or senior management;

(3) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) scheduled payments of Earn Out Obligations of $5.0 million in any fiscal year of the Issuer;

(5) any Permitted Investments;

(6) any Restricted Payments which are made in accordance with the covenant described under “— Limitations on Restricted Payments”;

(7) (x) any agreement in effect on the Issue Date, as in effect on the Issue Date or as thereafter amended or replaced in any manner that, taken as a whole, is not more disadvantageous to the Holders or the Issuer in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

(8) any transaction with a Person (other than an Unrestricted Subsidiary of the Issuer) which would constitute an Affiliate of the Issuer solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person; and

(9) (a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests.

Limitations on Liens

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents.

For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee of any such assets pursuant to (i) a written novation agreement that releases the Issuer or such Restricted Subsidiary from further liability therefor or (ii) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Issuer or such Restricted Subsidiary from and against any loss, liability or cost in respect of such assumed liability,

(b) the amount of any obligations received from such transferee that are within 30 days after such Asset Sale converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash actually so received), and

(c) the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted

Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in clauses (1) and (2) of the first paragraph of this covenant.

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1) satisfy all mandatory repayment obligations under the Credit Agreement arising by reason of such Asset Sale, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(2) repay any Indebtedness which was secured by the assets sold in such Asset Sale;

(3) (A) make any capital expenditure or otherwise invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); and/or

(4) make a Net Proceeds Offer (and purchase or redeem Pari Passu Indebtedness) in accordance with the procedures described below and in the Indenture.

The amount of Net Available Proceeds not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, purchase or redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to purchase or redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) purchase or redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be purchased or redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be purchased or redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture, and the purchase or redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for any purposes not otherwise prohibited by the provisions of the Indenture.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described under the caption “— Change of Control” and/or the provisions described under the caption “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.” and not by the provisions of the Asset Sale covenant.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “— Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(3) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the

Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under the covenant described under “— Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “— Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on Mergers, Consolidations, Etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) unless:

(1) either:

(a) the Issuer will be the surviving or continuing Person; or

(b) the Person (if other than the Issuer) formed by or surviving such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by agreements, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement;

(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Coverage Ratio Exception; and

(4) at the time of the transaction the Issuer or the Successor, as the case may be, will have delivered, or caused to be delivered, to the Trustee an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the agreements in respect thereof comply with the Indenture.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided in the fifth paragraph under the caption “— Note Guarantees,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person (if other than such Guarantor) formed by or surviving any such consolidation or merger is another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the sale, conveyance, lease, transfer, disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary and (ii) this covenant will not apply to a merger of the Issuer with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in another jurisdiction.

Additional Note Guarantees

If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Domestic Restricted Subsidiary, or (b) any Unrestricted Subsidiary is Redesignated a Domestic Restricted Subsidiary, and (in each such case) such Domestic Restricted Subsidiary guarantees any Indebtedness under any Credit Facility, then the Issuer shall cause such Domestic Restricted Subsidiary to:

(1) execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Domestic Restricted Subsidiary in accordance with its terms;

provided, however, that a Domestic Restricted Subsidiary that owns net assets that have an aggregate fair market value (as determined in good faith by the Board of Directors of the Issuer) of less than 5% of the Consolidated Tangible Assets of the Issuer as of the end of the previous fiscal quarter, need not become a Guarantor.

Notwithstanding the foregoing, if, as of the end of any fiscal quarter, the Domestic Restricted Subsidiaries that are not required to be Guarantors pursuant to the preceding paragraph collectively own net assets that have an aggregate fair market value (as determined in good faith by the Board of Directors of the Issuer) equal to or greater than 5% of the Issuer’s Consolidated Tangible Assets, then the Issuer will cause one or more of such non-Guarantor Domestic Restricted Subsidiaries promptly to become a Guarantor or Guarantors such that after giving effect thereto, the total net assets owned by all such remaining non-Guarantor Domestic Restricted Subsidiaries will have an aggregate fair market value (as determined in good faith by the Board of Directors of the Issuer) of less than 5% of the Consolidated Tangible Assets of the Issuer. Any such Domestic Restricted Subsidiary so designated must become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the Trustee within 15 Business Days of the date on which it was designated.

Conduct of Business

The Issuer will engage, and will cause its Restricted Subsidiaries to engage, only in businesses that, when considered together as a single enterprise, are primarily the Permitted Business.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods applicable to the Issuer under Section 13(a) or 15(d) of the Exchange Act:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything to the contrary, the Issuer will be deemed to have complied with its obligations in the preceding two paragraphs following the filing of the Exchange Offer Registration Statement and prior to the effectiveness thereof if the Exchange Offer Registration Statement includes the information specified in clause (1) above at the times it would otherwise be required to file such Forms.

For purposes of this covenant, the Issuer will be deemed to have furnished the reports, documents and information to the Trustee and the holders of Notes, and to the extent herein provided, to prospective investors, as required by this covenant if it has filed such reports with the SEC using the Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) (or any successor system) or if such system is not available to the Issuer, if the Issuer has filed such reports, documents and information on the Issuer website, and in each such case, such reports are publicly available thereon.

Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

Each of the following is an “Event of Default”:

(1) failure to pay interest on, or Liquidated Damages with respect to, any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) failure to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer to comply with any of its agreements or covenants described above under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described under “— Change of Control”;

(4) failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness for borrowed money by the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(b) results in the acceleration of such Indebtedness prior to its express final maturity (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Issuer or such Restricted Subsidiary of notice of any such acceleration), and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $20.0 million or more;

(6) one or more judgments (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $20.0 million shall be rendered against the Issuer, any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(7) certain events of bankruptcy affecting the Issuer or any of its Significant Subsidiaries; or

(8) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable (a) if there is no Indebtedness outstanding under any Credit Facility at such time, immediately and (b) if otherwise, upon the earlier of (x) the final maturity (after giving effect to any applicable grace period or extensions thereof) or an acceleration of any Indebtedness under any Credit Facility prior to the express final stated maturity thereof and (y) five Business Days after the Representative under each Credit Facility receives the acceleration declaration, but, in the case of this clause (b) only, if such Event of Default is then continuing; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice to the extent permitted by applicable law.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except an Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holder or Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Liquidated Damages, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages on, or the principal of, the Notes.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes and all obligations of any Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire obligations represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to:

(1) rights of Holders of outstanding Notes to receive payments in respect of the principal of and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust funds referred to below,

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer’s obligation in connection therewith, and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to the provisions of the Indenture described above under “— Change of Control” and under “— Covenants” (other than the covenant described under “— Covenants — Limitations on Mergers, Consolidations, Etc.,” except to the extent described below) and the limitation imposed by clause (3) under “— Covenants — Limitations on Mergers, Consolidations, Etc.” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. Covenant Defeasance will not be effective until such time as bankruptcy, receivership, rehabilitation and insolvency events no longer apply. In the event Covenant Defeasance occurs in accordance with the Indenture, the Events of Default described under clauses (3) through (6) under the caption “— Events of Default” and the Event of Default described under clause (7) under the caption “— Events of Default” (but only with respect to Significant Subsidiaries of the Issuer), in each case, will no longer constitute an Event of Default. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer, to pay the principal of and interest and Liquidated Damages, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings),

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Issuer and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the provisions described under “— Optional Redemption,” and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest and Liquidated Damages, if any) on the Notes not theretofore delivered to the Trustee for cancellation, (b) the Issuer has paid all other sums payable by it under the Indenture, and (c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

Except as otherwise provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce, or change the maturity of, the principal of any Note;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to the covenants described above under the captions “— Change of Control” and “— Certain Covenants — Limitations on Asset Sales”) shall not be deemed a redemption of the Notes;

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7) waive a default in the payment of principal of or premium or interest or Liquidated Damages, if any, on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8) impair the rights of Holders to receive payments of principal of or interest or Liquidated Damages, if any, on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(9) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(10) make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets in accordance with “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.”;

(4) to add any Note Guarantee or to effect the release of any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture);

(5) to make any change that would provide any additional rights or benefits to the Holders or does not materially adversely affect the rights of any Holder;

(6) to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to secure the Notes or any Note Guarantees or any other obligation under the Indenture;

(8) to evidence and provide for the acceptance of appointment by a successor trustee;

(9) to conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” in the offering circular dated February 3, 2011 relating to the original offering of the old Notes to the extent that such provision in such “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the old Notes; or

(10) to provide for the issuance of Additional Notes in accordance with the Indenture.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

Wells Fargo Bank, N.A. is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture is, and the Notes and the Note Guarantees will be, governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than the Issuer or a Restricted Subsidiary, existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “— Certain Covenants — Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Asset Acquisition” means:

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person (other than a Restricted Subsidiary of the Issuer) or any division or line of business of any such other Person (other than in the ordinary course of business).

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenants described under “— Change of Control” or “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.”;

(3) Permitted Investments and Restricted Payments permitted under the covenant described under “— Certain Covenants — Limitations on Restricted Payments”;

(4) the creation of or realization on any Lien permitted under the Indenture and any disposition of assets resulting from the enforcement or foreclosure of any such Lien;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(6) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of Issuer and the Restricted Subsidiaries;

(7) any sale, lease, conveyance or other disposition of any assets or any sale or issuance of Equity Interests in each case, made pursuant to a Permitted Joint Venture Investment;

(8) the trade or exchange by the Issuer or any Restricted Subsidiary of any asset for any other asset or assets; provided, that the Fair Market Value of the asset or assets received by the Issuer or any Restricted Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of the Issuer or of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Issuer or any Restricted Subsidiary pursuant to such trade or exchange; and, provided, further, that if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents shall be deemed proceeds of an “Asset Sale,” subject to the following clause (9); and

(9) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $3.0 million per occurrence or $10.0 million in any fiscal year.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iii) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(2) demand and time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $300.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) maturing within 360 days of the date of acquisition by such person;

(3) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or an equivalent rating by a nationally recognized rating agency if both S&P and Moody’s cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition by such person;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (2) above;

(5) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than one year from the date of acquisition;

(6) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above; and

(7) demand deposit accounts maintained in the ordinary course of business.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer; provided, however, that such event shall not be deemed to be a Change of Control so long as the Permitted Holders own Voting Stock representing in the aggregate a greater percentage of the total voting power of the Voting Stock of the Issuer than such other person or group;

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of 66 2/3% of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer; and

(4) the adoption by the stockholders of the Issuer of a Plan of Liquidation.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense, and

(e) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase or redemption of other Indebtedness or other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated in good faith on a reasonable basis by a responsible financial or accounting Officer of the Issuer) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; provided, that the Officer making the pro forma calculation described above may in his discretion include any pro forma changes to Consolidated Cash Flow, including any pro forma reductions of expenses and costs, that have occurred or are reasonably expected by such Officer to occur within one year of closing of such Asset Sale or Asset Acquisition (regardless of whether such expense or cost savings or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC).

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

(1) imputed interest on Capitalized Lease Obligations,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations related to interest rates,

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5) the interest portion of any deferred payment obligations,

(6) all other non-cash interest expense,

(7) capitalized interest,

(8) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any of its Restricted Subsidiaries or any Preferred Stock of any Restricted Subsidiary (other than dividends on Equity Interests payable solely in Qualified Equity Interests of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer),

(9) all interest payable with respect to discontinued operations, and

(10) all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP;

provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) the cumulative effect of any change in accounting principles; and

(9) other than for purposes of calculating the Restricted Payments Basket, any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “— Certain Covenants — Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (16) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances and letters of credit, until a reimbursement obligation arises (which obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether severally or jointly, pursuant to the terms of the instrument evidencing such Contingent obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness.”

“Credit Agreement” means the Credit Agreement dated as of the Issue Date, by and among the Issuer, as Borrower, the subsidiary guarantors party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Capital One, National Association, as joint lead arrangers, and the other lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as further amended or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans or letters of credit and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designation” has the meaning given to this term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable (in each case, at the option of the holder thereof), is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to repurchase or redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “— Change of Control” and “— Certain Covenants — Limitations on Asset Sales,” respectively, and such Equity Interests specifically provide that the Issuer will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “— Change of Control” and “— Certain Covenants — Limitations on Asset Sales,” respectively.

“Domestic Restricted Subsidiary” means (i) each Restricted Subsidiary of the Issuer organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) any other Restricted Subsidiary that guarantees any Indebtedness under any Credit Facility.

“Earn Out Obligation” means those contingent obligations of the Issuer incurred in favor of a seller (or other third party entitled thereto) under or with respect to any Permitted Acquisition (as such term is defined in the Credit Agreement as of the Issue Date).

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board of Directors or committee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Issuer other than a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keepwell, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means each Domestic Restricted Subsidiary of the Issuer on the Issue Date, and each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary of the Issuer shall be deemed to have been incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Issuer and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(10) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person; and

(11) all Contingent Obligations (other than Earn Out Obligations) of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (1) through (10) above.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Director” means a director of the Issuer who

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know how and processes necessary for the conduct of the Issuer’s or any Restricted Subsidiary’s business as currently conducted.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means February 15, 2011, the date of original issuance of the old Notes.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Liquidated Damages” has the meaning set forth in the Registration Rights Agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale, net of

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary and other than under a Credit Facility) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or the Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Issuer’s offering circular dated February 3, 2011 and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Holder” means Credit Suisse, a Swiss Bank, Credit Suisse Group, Credit Suisse Holdings (USA), Inc., Credit Suisse (USA), Inc. and their respective Affiliates.

“Permitted Investment” means:

(1) (i) Investments by the Issuer or any Subsidiary Guarantor in (a) any Subsidiary Guarantor or (b) any Person that will become immediately after such Investment a Subsidiary Guarantor or that will merge or consolidate into the Issuer or any Subsidiary Guarantor and (ii) Investments by any Restricted Subsidiary that is not a Subsidiary Guarantor in any other Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries (i) in the ordinary course of business (including payroll, travel and entertainment related advances) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes Oxley Act) and (ii) to purchase Equity Interests of the Issuer not in excess of $2.5 million at any one time outstanding;

(4) Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(5) Investments in cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “— Certain Covenants — Limitations on Asset Sales”;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer or any of its Subsidiaries;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12) Permitted Joint Venture Investments made by the Issuer or any of its Restricted Subsidiaries, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) after the Issue Date, that does not exceed $20.0 million;

(13) Investments existing on the Issue Date;

(14) repurchases of, or other Investments in, the Notes;

(15) advances, deposits and prepayments for purchases of any assets, including any Equity Interests; and

(16) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) since the Issue Date, not to exceed the greater of (a) $25.0 million or (b) 5.0% of the Issuer’s Consolidated Tangible Assets.

In determining whether any Investment is a Permitted Investment, the Issuer may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of the covenant described under the caption “— Covenants — Limitations on Restricted Payments.”

“Permitted Joint Venture Investment” means, with respect to an Investment by any specified Person, an Investment by such specified Person in any other Person engaged in a Permitted Business (a) over which the specified Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control of such other Person, or veto power over significant management decisions affecting such other Person and (b) of which at least 30% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens” means the following types of Liens:

(1) inchoate Liens for taxes, assessments or governmental charges or levies which (a) are not yet due and payable or delinquent or (b) are being contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) Liens in respect of property of the Issuer or any Restricted Subsidiary imposed by law, which were not incurred or created to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of the Issuer or its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(3) Liens (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) Liens arising out of judgments or awards not resulting in a Default or an Event of Default;

(6) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property and (iii) individually or in the aggregate materially interfering with the conduct of the business of the Issuer and its Restricted Subsidiaries at such Real Property;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(10) Leases with respect to the assets or properties of the Issuer and any Restricted Subsidiary, in each case entered into in the ordinary course of the Issuer’s or such Restricted Subsidiary’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(11) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(12) Liens securing all of the Notes and Liens securing any Note Guarantee;

(13) Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(14) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (ii) such Liens do not encumber any property other than the property subject thereto on the Issue Date;

(15) Liens in favor of the Issuer or a Guarantor;

(16) Liens securing Indebtedness under the Credit Facilities incurred and then outstanding pursuant to clause (1) of the second paragraph of “— Limitations on Additional Indebtedness”;

(17) Liens arising pursuant to Purchase Money Indebtedness incurred pursuant to clause (7) of the second paragraph of “— Limitations on Additional Indebtedness”; provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Indebtedness and do not encumber any other property of the Issuer or any Restricted Subsidiary.

(18) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(19) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with the Issuer or any Restricted Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than the existing Lien;

(20) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (17), (18) and (19); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (14), (17), (18) and (19), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(21) licenses of Intellectual Property granted by the Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Issuer or such Restricted Subsidiary;

(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Issuer or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of the Issuer or such Restricted Subsidiary;

(23) Liens on assets of any Foreign Restricted Subsidiary to secure Indebtedness of such Foreign Restricted Subsidiary which Indebtedness is permitted by the Indenture;

(24) Liens of franchisors arising in the ordinary course of business not securing Indebtedness;

(25) Liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as Trustee; and

(26) other Liens with respect to obligations that do not in the aggregate exceed the greater of (a) $15.0 million or (b) 3.0% of the Issuer’s Consolidated Tangible Assets at any time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (except in the case of Capitalized Lease Obligations) (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than (x) any Permitted Holder or (y) any other Person who is, prior to such issuance and sale, an Affiliate of the Issuer; provided, however, that cash proceeds therefrom equal to not less than the redemption price of the Notes to be redeemed are received by the Issuer as a capital contribution immediately prior to such redemption.

“Rating Agencies” means Moody’s and S&P.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Redesignation” has the meaning given to such term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

“Refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4) the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(6) the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed, refinanced, replaced, defeased, discharged, refunded or otherwise retired for value within one year of the incurrence of the Refinancing Indebtedness.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and the initial purchasers of the old Notes issued on the Issue Date and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer) but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any principal payment on, purchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement for value prior to any scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Issuer or any Restricted Subsidiary).

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) under “— Events of Default” has occurred and is continuing, or which are being released from their Guarantees (in the case of clause (9) of the provisions described under “— Amendment, Supplement and Waiver”), would constitute a Significant Subsidiary under clause (1) of this definition.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

Book-Entry, Delivery and Form

The new Notes, like the old notes, will be represented by one or more permanent global notes in registered form without interest coupons (the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for new Notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC, or its nominee, in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuer and the trustee will treat the Persons in whose names the new Notes, including the Global Notes, are registered as the owners of the new Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, at the due date of any payment in respect of securities such as the new Notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying the beneficial owners of the new Notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the new Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended new Notes in registered, certificated form, and to distribute such new Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for any Global Note, or (b) has ceased to be a clearing agency registered under the Exchange Act, and, in either event, the Issuer fails to appoint a successor depositary; or

(2) the Issuer, at its option, but subject to the procedures of the depositary, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same-Day Settlement and Payment

The Issuer will make payments in respect of the new Notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes. All other payments on the new Notes will be made as the office or agency of the paying agent within New York, New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. The new Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of beneficial interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of certain U.S. federal income tax consequences relevant to the exchange of new notes for old notes pursuant to the exchange offer does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax consequences.

The exchange of new notes for old notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. A holder will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the new notes as the holder had in the old notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2011, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in this prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

LEGAL MATTERS

The validity of the new notes offered hereby will be passed upon for us by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and related financial statement schedules of Basic Energy Services, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states that the Company acquired Taylor Rigs, LLC, Platinum Pressure Services, Inc., and Admiral Well Service, Inc. (collectively “the Acquisitions”) during 2010, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, the Acquisition’s internal control over financial reporting associated with total assets of $61.8 million and total revenues of $3.6 million included in the consolidated financial statements of Basic Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2010. KPMG LLP’s audit of internal control over financial reporting of Basic Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquisitions.

The combined financial statements of The Maverick Companies as of December 31, 2010, and for the year then ended, have been included in the prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

Independent Auditors’ Report

The Board of Directors
Basic Energy Services, Inc.:

We have audited the accompanying combined balance sheet of The Maverick Companies (Maverick Stimulation Company, LLC, Maverick Coil Tubing Services, LLC, Maverick Companies, LLC, MCM Holdings, LLC, MSM Leasing, LLC, Maverick Solutions, LLC and Maverick Thru-Tubing Services, LLC) as of December 31, 2010, and the related combined statements of operations, members’ capital, and cash flows for the year then ended. These combined financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Maverick Companies as of December 31, 2010, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

September 7, 2011

THE MAVERICK COMPANIES

Combined Balance Sheets

June 30, 2011 (unaudited) and December 31, 2010

	June 30,	December 31,
	2011	2010
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,414,969	1,325,117
Trade accounts receivable (net of allowance of $45,000 and $152,718, respectively)	14,443,756	6,898,220
Inventories	1,467,687	1,488,270
Prepaids and other	1,087,606	1,159,369

Total current assets	18,414,018	10,870,976
Property and equipment, net	55,435,974	47,068,934
Other assets	389,830	334,179

Total assets	$74,239,822	58,274,089

Liabilities and Members’ Capital
Current liabilities:
Outstanding checks in excess of bank balance	$—	7,895
Accounts payable — trade	3,214,597	2,623,932
Accrued liabilities	2,047,403	1,760,786
Customer advance	4,254,500	3,600,000
Lines of credit	1,331,030	3,283,631
Related party notes payable — current portion	—	1,413,704
Long-term debt — current portion	5,385,522	3,498,917

Total current liabilities	16,233,052	16,188,865
Long-term deferred compensation	379,050	334,179
Related party notes payable	5,565,000	4,151,296
Long-term debt	11,901,588	10,057,316

Total liabilities	34,078,690	30,731,656

Commitments and contingencies

Members’ capital	40,161,132	27,542,433

Total liabilities and members’ capital	$74,239,822	58,274,089

See accompanying notes to combined financial statements.

THE MAVERICK COMPANIES

Combined Statements of Operations

Six months ended June 30, 2011 (unaudited) and year ended December 31, 2010

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2011	2010
	(unaudited)

Revenue	$53,953,864	52,275,637
Cost of revenue	30,294,504	34,123,928

Gross profit	23,659,360	18,151,709
General and administrative expenses	8,343,809	9,228,808

Income from operations	15,315,551	8,922,901

Other income (expense):
Interest expense	(794,491)	(897,472)
Other income	65,389	498,900

Total other income (expense) — net	(729,102)	(398,572)

Net income	$14,586,449	8,524,329

See accompanying notes to combined financial statements.

THE MAVERICK COMPANIES

Combined Statements of Members’ Capital

Six months ended June 30, 2011 (unaudited) and year ended December 31, 2010

Balance December 31, 2009	$19,868,104
Net income for the year ended December 31, 2010	8,524,329
Members distributions	(850,000)

Balance December 31, 2010	27,542,433
Net income for the period ended June 30, 2011	14,586,449
Members distributions	(1,967,750)

Balance June 30, 2011 (unaudited)	$40,161,132

See accompanying notes to combined financial statements.

THE MAVERICK COMPANIES

Combined Statements of Cash Flows

Six months ended June 30, 2011 (unaudited) and year ended December 31, 2010

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2011	2010
	(unaudited)

Operating activities:
Net income	$14,586,449	8,524,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,429,129	5,869,212
Change in allowance for doubtful accounts	(107,718)	127,718
(Gain) loss on sale of assets	39,272	(16,892)
Deferred compensation	(10,780)	—
Changes in operating assets and liabilities:
Accounts receivable	(7,437,818)	(2,755,552)
Inventories	20,583	(723,870)
Prepaids and other	71,763	(808,586)
Accounts payable — trade	590,665	974,109
Accrued liabilities	286,617	1,033,118
Customer advance	654,500	2,750,450
Outstanding checks in excess of bank balance	(7,895)	7,895

Cash provided by operating activities	13,114,767	14,981,931

Investing activities:
Purchase of property and equipment	(12,856,541)	(24,869,830)
Sale of property and equipment	21,100	119,012

Cash used in investing activities	(12,835,441)	(24,750,818)

Financing activities:
Member distributions	(1,967,750)	(850,000)
Borrowings under line of credit	15,288,576	35,733,331
Repayment of lines of credit	(17,241,177)	(33,983,700)
Proceeds from issuances of long-term debt	5,437,405	11,745,100
Repayment of long-term debt	(1,706,528)	(2,616,117)
Proceeds from related party notes payable	—	800,000

Cash provided by (used in) financing activities	(189,474)	10,828,614

Net increase in cash and cash equivalents	89,852	1,059,727
Cash and cash equivalents, beginning of period	1,325,117	265,390

Cash and cash equivalents, end of period	$1,414,969	1,325,117

Supplemental disclosures of cash flow information:
Cash paid for interest	$808,843	963,185

See accompanying notes to combined financial statements.

THE MAVERICK COMPANIES

Notes to Combined Financial Statements
June 30, 2011 (unaudited) and December 31, 2010

(1)	Nature of Operations

The Maverick Companies are limited liability companies formed under the Colorado Limited Liability Company Act.

The Companies provide pressure pumping, coil tubing, and other oil field services to the petroleum industry primarily in the Rocky Mountain region and surrounding areas. The Companies’ pressure pumping services consist of well stimulation, and process and pipeline services. Stimulation services include fracturing, acidizing, and nitrogen services. Process and pipeline services involve pressure testing of the integrity of pipe connections.

(2)	Summary of Significant Accounting Policies

The accompanying combined financial statements of The Maverick Companies (the Companies) have been prepared in accordance with accounting principles generally accepted in the United States. The following summary of significant accounting policies is presented to assist the reader in evaluating the Companies’ combined financial statements.

(a)	Principles of Combination

The combined financial statements include Maverick Stimulation Company, LLC, Maverick Coil Tubing Services, LLC, Maverick Companies, LLC, MCM Holdings, LLC, MSM Leasing, LLC, Maverick Solutions, LLC and Maverick Thru-Tubing Services, LLC. All material intercompany accounts and transactions have been eliminated in combination. These entities are presented on a combined basis to reflect the common management and ownership group of the entities.

(b)	Use of Estimates

The preparation of the Companies’ combined financial statements in conformity with accounting principles generally accepted in the United States requires the Companies’ management to make estimates and assumptions that affect the amounts reported in the accompanying combined financial statements. Actual results could differ from those estimates.

(c)	Cash Equivalents

The Companies consider all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

(d)	Inventories

Inventories consist primarily of products which are consumed in the Companies’ services provided to customers and spare parts for equipment used in providing these services. Inventories are stated at lower of cost or market with cost being determined using the average cost method.

(e)	Property and Equipment

Property and equipment is carried at cost. Depreciation is computed on the straight-line method based on the estimated useful life of the asset. The estimated useful life of buildings is 20 to 40 years, while the estimated useful lives of equipment and trucks range from 5 to 8 years, vehicles range from 5 to 8 years, office furniture and fixtures is 5 years and iron and pipe is 5 years.

In 2011, the Companies entered into lease agreements for certain property which are accounted for as capital leases. Accordingly, the assets and liabilities are recorded at the amount equal to the lesser of

THE MAVERICK COMPANIES

Notes to Combined Financial Statements
June 30, 2011 (unaudited) and December 31, 2010 — (Continued)

the present value of the minimum lease payments or the fair value of the leased property at the beginning of the lease term. Such assets are amortized on a straight-line basis over the lesser of the related lease term or their economic lives. This amortization is included in depreciation and amortization expense.

(f)	Impairments

Long-lived assets, such as property and equipment, are reviewed for impairment at a minimum annually, or whenever in management’s judgment events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of such assets to estimated undiscounted future cash flows expected to be generated by the assets. Expected future cash flows and carrying values are aggregated at their lowest identifiable level. If the carrying amount of such assets exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of such assets exceeds the fair value of the assets.

(g)	Income Taxes

A Colorado limited liability company has the election to be treated as either a partnership or a corporation for federal and state income tax purposes. The Companies have elected to file separate partnership income tax returns. Accordingly, no provision for income taxes is made in the accompanying financial statements since the payment of income taxes would be the obligation of the individual members.

(h)	Revenue Recognition

The Companies recognize revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the price is fixed or determinable.

(i)	Concentrations of Credit Risk

The Companies’ financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Companies’ cash and cash equivalents are deposited with financial institutions. Such deposit accounts at times may exceed federally insured limits. The Companies have not experienced any losses in such accounts.

Concentrations of credit risk with respect to trade accounts receivable are generally limited due to customers dispersed across geographic areas and generally short payment terms. Ongoing credit evaluations of customers’ financial condition are performed and generally no collateral is required.

The companies provide services primarily in the Rocky Mountain region and surrounding areas for several main customers. Two major customers represented 23% and 11% of revenue for the six months ended June 30, 2011. Three customers made up 20%, 16%, and 8% of trade accounts receivable at June 30, 2011. Two major customers represented 15% and 13% of revenue for the year ended December 31, 2010. Three customers made up 23%, 18%, and 10% of trade accounts receivable at December 31, 2010.

(j)	Receivables

Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest.

THE MAVERICK COMPANIES

Notes to Combined Financial Statements
June 30, 2011 (unaudited) and December 31, 2010 — (Continued)

Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. Trade receivables are charged against the allowance account when such receivables are deemed to be uncollectible.

The Companies maintain an allowance for doubtful accounts based on management’s analysis of uncollectible accounts. At June 30, 2011, the allowance was $45,000. Trade receivables past due more than 90 days at June 30, 2011 were $19,126. At December 31, 2010, the allowance was $152,718. Trade receivables past due more than 90 days at December 31, 2010 were $129,675.

(k)	Fair Value Measurements

The Companies utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Companies determine fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The Companies maintain an investment account to fund a deferred compensation obligation to certain key employees. The investment account is recorded at fair market value and is included in other assets. The Companies utilize level 1 inputs in determining the fair value of the investment account.

(l)	Subsequent Events

On July 8, 2011, the outstanding equity interests of The Maverick Companies were acquired by Basic Energy Services, Inc. for total cash consideration of $180.0 million, net of working capital acquired. In connection with this acquisition, the Companies paid off and terminated all debt facilities and related party notes payable (see notes 5 and 7). In addition, the Companies paid approximately $550,000 in compensation to various employees in connection with the acquisition. Additionally, as a result of the change in control, the deferred compensation plan was terminated and the amounts were distributed. The affects of these transactions have not been reflected in the balances and notes to the combined financial statements for the periods ending June 30, 2011 and December 31, 2010.

Management has evaluated subsequent events through September 7, 2011, the date which the combined financial statements were available to be issued.

(3)	Members’ Capital

The operating agreements of the Companies provide for profits and losses to be allocated in accordance with each member’s ownership interest. The operating agreements provide for cash distributions for each member’s income tax liabilities resulting from each member’s ownership interest in the Companies. Other cash distributions may be made to members out of available cash, provided that the initial bank debt of the Companies is current and working capital is sufficient.

THE MAVERICK COMPANIES

Notes to Combined Financial Statements
June 30, 2011 (unaudited) and December 31, 2010 — (Continued)

(4)	Property and Equipment

	June 30,	December 31,
	2011	2010
	(unaudited)

Land	$1,464,333	1,464,333
Leasehold improvements	494,820	237,078
Buildings	8,968,413	7,722,566
Equipment and trucks	69,992,741	63,020,021
Cars and pickups	2,926,937	2,898,304
Office furniture and fixtures	629,876	906,157
Iron and pipe	3,257,704	643,310

	87,734,824	76,891,769
Less accumulated depreciation	32,298,850	29,822,835

	$55,435,974	47,068,934

Depreciation and amortization expense	$4,429,129	5,869,212

THE MAVERICK COMPANIES

Notes to Combined Financial Statements
June 30, 2011 (unaudited) and December 31, 2010 — (Continued)

(5)	Long-Term Debt

	June 30,	December 31,
	2011	2010
	(unaudited)

One Stimulation term loan with UMB with interest of 5.75%, maturing in 2014, secured by a first lien on all accounts receivable, inventory, and furniture, fixtures, equipment and vehicles, guaranteed by the members	$268,492	303,000
One Stimulation line of credit with UMB, refinanced in March 2011 with interest of 5.95%, maturing in 2016, secured by various commercial security agreements covering all accounts receivable, equipment and general intangibles and guaranteed by members	6,802,596	4,871,800
Five Coil Tubing Services term loans with UMB with interest ranging from 3.75% to 5.75%, maturing in 2011 through 2014, secured by a first lien on all accounts receivable, inventory, equipment, and vehicles, guaranteed by the members and by Maverick Stimulation Company	4,801,966	5,839,022
One Solutions term loan with UMB with interest of 4.00%, maturing in 2014, secured by a first lien on all inventory, equipment and vehicles, guaranteed by members	70,698	139,452
Five MCM Holdings term loans with UMB maturing in 2011 through 2014, with interest ranging from 5.95% to 7.75%, secured by property in Fort Morgan and Englewood, Colorado and Vernal, Utah	1,762,468	669,207
Two MSM Leasing term loans with UMB maturing in 2014 and 2015 with interest at 5.75% secured by all account, equipment and general intangibles and assignment of lease with Maverick Stimulation Company	1,527,506	1,733,752
Capital leases	2,053,384	—

	17,287,110	13,556,233
Less current portion of long-term debt, including current portion of capital lease payments of $539,693 and $0 as of June 30, 2011 and December 31, 2010, respectively	5,385,522	3,498,917

Total long-term debt	$11,901,588	10,057,316

THE MAVERICK COMPANIES

Notes to Combined Financial Statements
June 30, 2011 (unaudited) and December 31, 2010 — (Continued)

As of December 31, 2010 the aggregate maturities of debt for the next five years are as follows:

Amount

Year ending December 31:
2011	$3,498,917
2012	3,232,741
2013	3,380,680
2014	3,399,907
2015	43,988

$13,556,233

(6)	Revolving Lines of Credit

In 2010, the Companies renewed six revolving lines of credit agreements with UMB for $11,047,000, not to exceed 75% of qualifying accounts receivable. The lines bear interest at the higher of the bank’s index rate or 3.75% (3.75% at December 31, 2010). The lines are cross-collateralized by the term loans (note 5), secured by substantially all assets of the Companies and guaranteed by the members. The balance on the lines at June 30, 2011 and December 31, 2010 was $1,331,030 and $3,283,631, respectively. The lines expire in September 2011.

In November 2010, Maverick Stimulation entered into a line of credit of $7,000,000 with UMB for certain capital purchases. The line expires in May 2011. It is collateralized by the equipment purchased and bears interest at 3.75%. The balance at June 30, 2011 and December 31, 2010 was $6,802,596 and $4,871,800, respectively. This balance was refinanced in March 2011 to an amortizing loan with interest of 5.95%, maturing in 2016. The outstanding balance of this facility is included in long-term debt on the balance sheet.

(7)	Related Party Transactions

The Companies have a lease agreement for the use of an airplane. The airplane is owned by Aero Aviation Enterprises, LLC, an entity with partial common ownership. The Companies paid approximately $117,167 for the six months ended June 30, 2011 and $277,084 for the year ended December 31, 2010 in lease payments.

The Companies have various related party notes payable with members as follows:

	June 30,	December 31,
	2011	2010
	(unaudited)

One Stimulation term loan with Stimulation members, maturing in 2015 with interest of 7.00% uncollateralized, interest accrued of $70,217 and $33,562 at June 30, 2011 and December 31, 2010, respectively	$1,000,000	1,000,000
Six MSM Leasing term loans with MSM members maturing in 2014 and 2015 with interest ranging from 7.00% to 7.25%, uncollateralized, interest accrued of $581,716 and $327,337 at June 30, 2011 and December 31, 2010, respectively	4,565,000	4,565,000

	5,565,000	5,565,000
Less current portion of related party notes payable	—	1,413,704

Total related party notes payable	$5,565,000	4,151,296

THE MAVERICK COMPANIES

Notes to Combined Financial Statements
June 30, 2011 (unaudited) and December 31, 2010 — (Continued)

As of December 31, 2010 the aggregate maturities of related party notes payable for the next five years are as follows:

Amount

Year ending December 31:
2011	$1,413,704
2012	1,069,698
2013	1,148,290
2014	1,232,655
2015	700,653

$5,565,000

During 2011, the members holding related party notes payable agreed to suspend regular payments until further notice. As a result, member notes are due upon maturity in 2014 and 2015.

(8)	401(k) Plan

During 1997, the Companies implemented a savings plan which allows the participant to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code.

Employees are required to work for the Companies one year before they become eligible to participate in the Plan. The Companies match 20% of the employee’s contributions up to 6% of the employee’s salary. Employee contributions are completely vested when made. The Companies’ matching contribution is vested 20% per year beginning in year two. The Companies’ contributions to the Plan were approximately $52,099 for the six months ended June 30, 2011 and $54,989 for the year ended December 31, 2010.

(9)	Deferred Compensation Plan

During 1998, the Companies established a deferred compensation plan for a group of key employees. Under the terms of the agreement, the Companies acquired a life insurance policy for five employees in the face amount of $100,000 each, with a total cash value of $74,931 and $74,473 at June 30, 2011 and December 31, 2010, respectively and also invested approximately $314,900 and $259,706, respectively, in mutual funds to be set aside for the five employees. These are included in other assets on the balance sheet. Benefits vest at 20% per year, and the Plan was fully vested in 2003.

Payment of the amount allocated to an employee will be deferred until such employee’s retirement, disability, or death, or if certain other events occur. Until such events occur, the investments referred to above remain in the name of the Companies. A liability has been recorded in the financial statements for the benefits currently vested, approximately $379,050 and $334,179 at June 30, 2011 and December 31, 2010, respectively.

(10)	Commitments

Maverick Stimulation Company has an agreement with a customer to receive up to $7,000,000 in prepayments for future work through February 2011 which has been presented as customer advance on the balance sheet.

In return Maverick Stimulation Company has agreed to provide specified levels of equipment and personnel to this customer through February 2016, with a mutual option to extend for another five

THE MAVERICK COMPANIES

Notes to Combined Financial Statements
June 30, 2011 (unaudited) and December 31, 2010 — (Continued)

years. The prepayments received will be applied to work performed by Maverick Stimulation within 12 months of the prepayment.

At June 30, 2010, the entire $7,000,000 advance allowed under the agreement had be received by the Company, of which the Company earned $2,745,500 for work performed. The remaining $4,254,000 is recognized as customer advance on the balance sheet.

At December 31, 2010, $3,600,000 had been received from this customer under the agreement and no work had been performed as of that date. Therefore all advances were presented as customer advance on the balance sheet.

Prospectus

          , 2011

Until     , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

Delaware Corporation Guarantors

Basic Energy Services, Inc., Basic Marine Services, Inc., First Energy Services Company and JetStar Holdings, Inc. are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Basic Energy Services’ certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of Basic Energy Services. As permitted by the DGCL, the certificate of incorporation provides that directors of Basic Energy Services shall have no personal liability to Basic Energy Services or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to Basic Energy Services or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

We have also entered into indemnification agreements with all of our directors and some of our executive officers (including each of our named executive officers). These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	us, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee; or

•	any other person, except for claims approved by our board of directors.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of the above indemnitees. These policies will include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees will be named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

Delaware Limited Liability Company Guarantors

Basic Energy Services GP, LLC, Basic Energy Services LP, LLC and JS Acquisition LLC are organized under the laws of the State of Delaware. Under the Delaware Limited Liability Company Act, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Each of the Agreements of Limited Liability Company of these subsidiaries provides that a member shall not be liable to such subsidiary for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of such subsidiary if such member’s conduct does not constitute gross negligence or willful misconduct. Furthermore, a member shall be indemnified and held harmless by such subsidiary to the fullest extent permitted by law, from and against any and all losses, claims, damages and settlements arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the member is involved, as a party or otherwise, by reason of the management of the affairs of such subsidiary, provided that no member shall be entitled to indemnification for such losses, claims, damages and settlements arising as a result of the gross negligence or willful misconduct of such member.

Texas Guarantors

Basic ESA, Inc., LeBus Oil Field Service Co., Globe Well Service, Inc., JetStar Energy Services, Inc., Sledge Drilling Corp., Xterra Fishing and Rental Tools Co., Admiral Well Service, Inc. and Platinum Pressure Services, Inc. are incorporated under the laws of the State of Texas. SCH Disposal, L.L.C., Permian Plaza, LLC and Taylor Industries, LLC are organized under the laws of the State of Texas.

The Texas Business Organizations Code (“TBOC”) governs each of the above listed Texas corporations and limited liability companies. Section 8.051 of the TBOC states that: (a) An enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. (b) A court that determines, in a suit for indemnification, that a governing person, former governing person, or delegate is entitled to indemnification under this section shall order indemnification and award to the person the expenses incurred in securing the indemnification.

Section 8.052 states that: (a) On application of a governing person, former governing person, or delegate and after notice is provided as required by the court, a court may order an enterprise to indemnify the person to the extent the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. (b) This section applies without regard to whether the governing person, former governing person, or delegate applying to the court satisfies the requirements of Section 8.101 or has been found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity. (c) The indemnification ordered by the court under this section is limited to reasonable expenses if the governing person, former governing person, or delegate is found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity.

Section 8.101 states that: (a) An enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 if it is determined in accordance with Section 8.103 that: (1) the person: (A) acted in good faith; (B) reasonably believed: (i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and (C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid. (b) Action taken or omitted by a governing person or delegate with respect to an employee benefit plan in the performance of the person’s duties for a purpose reasonably believed by the person to be in the interest of the participants and beneficiaries of the plan is for a purpose that is not opposed to the best interests of the enterprise. (c) Action taken or omitted by a delegate to another enterprise for a purpose reasonably believed by the delegate to be in the interest of the other enterprise or its owners or members is for a purpose that is not opposed to the best interests of the enterprise. (d) A person does not fail to meet the standard under Subsection (a)(1) solely because of the termination of a proceeding by: (1) judgment; (2) order; (3) settlement; (4) conviction; or (5) a plea of nolo contendere or its equivalent.

Section 8.102 states that: (a) Subject to Subsection (b), an enterprise may indemnify a governing person, former governing person, or delegate against: (1) a judgment; and (2) expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding. (b) Indemnification under this subchapter of a person who is found liable to the enterprise or is found liable because the person improperly received a personal benefit: (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding; (2) does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan; and (3) may not be made in relation to a proceeding in which the person has been found liable for: (A) willful or intentional misconduct in the performance of the person’s duty to the enterprise; (B) breach of the person’s duty of loyalty owed to the enterprise; or (C) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise. (c) A governing person, former governing person, or delegate is considered to have been found liable in relation to a claim, issue, or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals of the order are exhausted or foreclosed by law.

Section 8.105(b) states that: An enterprise shall indemnify an officer to the same extent that indemnification is required under this chapter for a governing person.

Oklahoma Guarantors

Oilwell Fracturing Services, Inc., Hennessey Rental Tools, Inc. and Wildhorse Services, Inc. are incorporated under the laws of the State of Oklahoma. Section 1031 of the Oklahoma General Corporation Act authorizes a court to award, or a corporation’s board of directors to grant, indemnity under certain circumstances to directors, officers employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonable believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.

Kansas Guarantor

Acid Services, LLC is organized under the laws of the State of Kansas. Section 17-7670 of the Kansas General Corporation Law provides that a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Furthermore, if a member, manager, officer, employee or agent has been successful on the merits or otherwise or the defenses of any action, suits or proceeding, or in defense of any issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith, including attorney fees.

New Mexico Guarantor

Chaparral Service, Inc. is incorporated under the laws of the State of New Mexico. Under Section 53-11-4.1 of New Mexico Business Corporation Act, a corporation shall have power to indemnify any person made a party to any proceeding by reason of the fact that the person is or was a director if: (i) the person acted in good faith; (ii) the person reasonably believed: (x) in the case of conduct in the person’s official capacity with the corporation, that the person’s conduct was in its best interests; and (y) in all other cases, that the person’s conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses, actually incurred by the person in connection with the proceeding; except that if the proceeding was by or in the right of the corporation, indemnification may be made only against such reasonable expenses and shall not be made in respect of any proceeding in which the person shall have been adjudged to be liable to the corporation. However, a director shall not be indemnified in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director shall have been adjudged to be liable on the basis that personal benefit was improperly received by the director. The indemnification authorized by Section 53-11-4.1 is not exclusive of any other rights to which an officer or director may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of shareholders or directors or otherwise.

Colorado Guarantors

Maverick Stimulation Company, LLC, Maverick Coil Tubing Services, LLC, MCM Holdings, LLC, Maverick Thru-Tubing Services, LLC, The Maverick Companies, LLC, Maverick Solutions, LLC, and MSM Leasing, LLC (such entities, collectively, “Maverick”) are each organized under the laws of the State of Colorado. Under Title 7, Article 80 of the Colorado Limited Liability Company Act, a limited liability company shall reimburse a person who is or was a member or manager for payments made, and indemnify a person who is or was a member or manager for liabilities incurred by the person, in the ordinary course of the business of the limited liability company or for the preservation of its business or property, if such payments were made or liabilities incurred without violation of the person’s duties to the limited liability company.

The Operating Agreements, as amended from time to time, of each of the Maverick entities provide that each such company shall indemnify its respective member and such member’s affiliates, the manager and such company’s officers to the fullest extent permitted by law, unless it is established that: (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (b) such person did not reasonably believe that it was acting in the best interests of the company; (c) such person actually received an improper personal benefit in money, property or services; or (d) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful.

ITEM 21.	Exhibit and Financial Statement Schedules.

(a) Exhibits.

Exhibit
Number	Description

1.1	Purchase Agreement dated February 3, 2011, by and among Basic Energy Services, Inc., the guarantors party thereto and the initial purchasers party thereto. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K/A (SEC File No. 001-32693), filed on February 9, 2011)
1.2	Purchase Agreement dated June 8, 2011, by and among Basic Energy Services, Inc., the guarantors party thereto and the initial purchasers party thereto. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on June 13, 2011)
2.1	Agreement and Plan of Merger, dated January 8, 2007, by and among Basic Energy Services, Inc., JS Acquisition LLC and JetStar Consolidated Holdings, Inc. (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on March 8, 2007)
2.2	Amendment to Merger Agreement, dated March 5, 2007, by and among Basic Energy Services, Inc., JS Acquisition LLC and JetStar Consolidated Holdings, Inc. (Incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on March 8, 2007)
3.1	Amended and Restated Certificate of Incorporation of Basic Energy Services, Inc., dated September 22, 2005. (Incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (SEC File No. 333-127517), filed on September 28, 2005)
3.2	Amended and Restated Bylaws of Basic Energy Services, Inc., effective March 9, 2010. (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on March 15, 2010)
3.3	Certificate of Formation of Basic Energy Services GP, LLC, dated January 7, 2003. (Incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.4	Limited Liability Company Agreement of Basic Energy Services GP, LLC, dated January 7, 2003. (Incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.5	Certificate of Formation of Basic Energy Services LP, LLC, dated January 7, 2003. (Incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.6	Limited Liability Company Agreement of Basic Energy Services LP, LLC, dated January 7, 2003. (Incorporated by reference to Exhibit 3.6 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.7	Certificate of Limited Partnership of Basic Energy Services, L.P., dated January 24, 2003. (Incorporated by reference to Exhibit 3.7 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.8	Agreement of Limited Partnership of Basic Energy Services, L.P., dated January 24, 2003. (Incorporated by reference to Exhibit 3.8 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.9	Articles of Incorporation of Basic ESA, Inc., dated July 10, 1981. (Incorporated by reference to Exhibit 3.9 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.10	Bylaws of Basic ESA, Inc., as amended. (Incorporated by reference to Exhibit 3.10 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.11	Certificate of Formation of JS Acquisition LLC, dated January 4, 2007. (Incorporated by reference to Exhibit 3.11 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)

Exhibit
Number		Description

3.12		Limited Liability Company Agreement of JS Acquisition LLC, dated January 5, 2007. (Incorporated by reference to Exhibit 3.12 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.13		Amended and Restated Articles of Organization of Acid Services, LLC, dated April 24, 2006. (Incorporated by reference to Exhibit 3.13 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.14		Second Amended and Restated Operating Agreement of Acid Services, LLC, dated February 17, 2006. (Incorporated by reference to Exhibit 3.14 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.15		Second Amended and Restated Certificate of Incorporation of JetStar Holdings, Inc., dated April 24, 2006. (Incorporated by reference to Exhibit 3.15 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.16		Bylaws of JetStar Holdings, Inc., dated May 12, 2005. (Incorporated by reference to Exhibit 3.16 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.17		Articles of Incorporation of JetStar Energy Services, Inc., dated April 18, 2005. (Incorporated by reference to Exhibit 3.17 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.18		Bylaws of JetStar Energy Services, Inc., dated May 12, 2005. (Incorporated by reference to Exhibit 3.18 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.19		Certificate of Incorporation of Basic Marine Services, Inc., as amended, dated January 28, 2005. (Incorporated by reference to Exhibit 3.15 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.20		Bylaws of Basic Marine Services, Inc., dated March 11, 2005. (Incorporated by reference to Exhibit 3.16 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3	.21*	Amended and Restated Certificate of Incorporation of First Energy Services Company, dated October 24, 2003.
3.22		Bylaws of First Energy Services Company. (Incorporated by reference to Exhibit 3.18 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.23		Articles of Incorporation of Oilwell Fracturing Services, Inc., dated November 20, 1981. (Incorporated by reference to Exhibit 3.19 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.24		Bylaws of Oilwell Fracturing Services, Inc., as amended. (Incorporated by reference to Exhibit 3.24 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.25		Articles of Incorporation of LeBus Oil Field Service Co., dated December 19, 1985. (Incorporated by reference to Exhibit 3.27 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.26		Bylaws of LeBus Oil Field Service Co. (Incorporated by reference to Exhibit 3.28 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.27		Articles of Incorporation of Globe Well Service, Inc., as amended, dated February 6, 1979. (Incorporated by reference to Exhibit 3.29 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.28		Bylaws of Globe Well Service, Inc., dated July 12, 2006. (Incorporated by reference to Exhibit 3.30 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.29		Articles of Organization of SCH Disposal, L.L.C., dated October 30, 1998. (Incorporated by reference to Exhibit 3.31 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)

Exhibit
Number		Description

3.30		Regulations of SCH Disposal, L.L.C., dated November 2, 1998. (Incorporated by reference to Exhibit 3.32 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.31		Articles of Incorporation of Sledge Drilling Corp., dated November 22, 2005. (Incorporated by reference to Exhibit 3.31 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.32		Bylaws of Sledge Drilling Corp. (Incorporated by reference to Exhibit 3.32 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.33		Certificate of Incorporation of Wildhorse Services, Inc., dated July 30, 2002. (Incorporated by reference to Exhibit 3.33 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.34		Bylaws of Wildhorse Services, Inc., dated August 9, 2002. (Incorporated by reference to Exhibit 3.34 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.35		Articles of Incorporation of Xterra Fishing & Rental Tools Co., as amended, dated June 1, 2000. (Incorporated by reference to Exhibit 3.35 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.36		Bylaws of Xterra Fishing & Rental Tools Co. (Incorporated by reference to Exhibit 3.36 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.37		Articles of Incorporation of Chaparral Service, Inc., dated July 18, 1969. (Incorporated by reference to Exhibit 3.37 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.38		Amended and Restated Bylaws of Chaparral Service, Inc., dated March 31, 2006. (Incorporated by reference to Exhibit 3.38 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.39		Certificate of Incorporation of Hennessey Rental Tools, Inc., dated September 29, 1993. (Incorporated by reference to Exhibit 3.39 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.40		Bylaws of Hennessey Rental Tools, Inc., dated October 1, 1993. (Incorporated by reference to Exhibit 3.40 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.41		Certificate of Formation of Permian Plaza, LLC, dated August 20, 2007. (Incorporated by reference to Exhibit 3.41 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.42		Company Agreement of Permian Plaza, LLC. (Incorporated by reference to Exhibit 3.42 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3	.43*	Certificate of Formation of Taylor Industries, LLC, dated April 22, 2010.
3	.44*	Company Agreement of Taylor Industries, LLC, dated April 23, 2010.
3	.45*	Certificate of Formation of Admiral Well Service, Inc., dated November 11, 2008, as amended.
3	.46*	Bylaws of Admiral Well Service, Inc.
3	.47*	Certificate of Formation of Platinum Pressure Services, Inc., dated October 23, 2007, as amended.
3	.48*	Bylaws of Platinum Pressure Services, Inc.
3	.49*	Articles of Organization of Maverick Coil Tubing Services, LLC, dated October 24, 2000, as amended.
3	.50*	Second Amended and Restated Operating Agreement of Maverick Coil Tubing Services, LLC, dated July 25, 2011.
3	.51*	Articles of Organization of Maverick Solutions, LLC, dated July 31, 2003, as amended.

Exhibit
Number		Description

3	.52*	Second Amended and Restated Operating Agreement of Maverick Solutions, LLC, dated July 25, 2011.
3	.53*	Articles of Organization of Maverick Stimulation Company, LLC, dated August 13, 1996.
3	.54*	Second Amended and Restated Operating Agreement of Maverick Stimulation Company, LLC, dated July 25, 2011.
3	.55*	Articles of Organization of Maverick Thru-Tubing Services, LLC, dated December 17, 2009.
3	.56*	Second Amended and Restated Operating Agreement of Maverick Thru-Tubing Services, LLC, dated July 25, 2011.
3	.57*	Articles of Organization of MCM Holdings, LLC, dated May 3, 2001, as amended.
3	.58*	Second Amended and Restated Operating Agreement of MCM Holdings, LLC, dated July 25, 2011.
3	.59*	Articles of Organization of MSM Leasing, LLC, dated July 28, 2009.
3	.60*	Second Amended and Restated Operating Agreement of MSM Leasing, LLC, dated July 25, 2011.
3	.61*	Articles of Organization of The Maverick Companies, LLC, dated July 21, 2006, as amended.
3	.62*	Second Amended and Restated Operating Agreement of The Maverick Companies, LLC, dated July 25, 2011.
4.1		Specimen Stock Certificate representing common stock of Basic Energy Services, Inc. (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (SEC File No. 333-127517), filed on November 4, 2005)
4.2		Indenture dated April 12, 2006, among Basic Energy Services, Inc., the Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on April 13, 2006)
4.3		Form of 7.125% Senior Note due 2016. (Included in the Indenture filed as Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on April 13, 2006)
4.4		First Supplemental Indenture dated as of July 14, 2006 to Indenture dated as of April 12, 2006 among Basic Energy Services, Inc., as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on July 20, 2006)
4.5		Second Supplemental Indenture dated as of April 26, 2007 and effective as of March 7, 2007 to Indenture dated as of April 12, 2006 among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on May 1, 2007)
4.6		Third Supplemental Indenture dated as of April 26, 2007 to Indenture dated as of April 12, 2006 among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on May 1, 2007)
4.7		Fourth Supplemental Indenture dated as of February 9, 2009 to Indenture dated as of April 12, 2006 among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.7 of the Company’s Annual Report on Form 10-K (SEC File No. 001-32693), filed on March 9, 2009)
4.8		Fifth Supplemental Indenture dated as of July 23, 2009 to Indenture dated as of April 12, 2006 among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.8 of the Company’s Annual Report on Form 10-K (SEC File No. 001-32693), filed on March 1, 2010)
4.9		Sixth Supplemental Indenture dated as of December 22, 2010 to Indenture dated as of April 12, 2006, by and among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A. as trustee. (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on December 22, 2010)

Exhibit
Number		Description

4.10		Seventh Supplemental Indenture dated as of August 5, 2011 to Indenture dated as of April 12, 2006, by and among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A. as trustee. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on August 10, 2011)
4.11		Indenture dated as of July 31, 2009, by and among Basic Energy Services, Inc. as Issuer, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on August 4, 2009)
4.12		Form of 11.625% Senior Secured Note due 2014. (Included as Exhibit A to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on August 4, 2009)
4.13		First Supplemental Indenture dated as of December 22, 2010 to Indenture dated as of July 31, 2009 among Basic Energy Services, Inc., as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on December 22, 2010)
4.14		Second Supplemental Indenture dated as of February 15, 2011 to Indenture dated as of July 31, 2009 among Basic Energy Services, Inc., as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on February 18, 2011)
4.15		Security Agreement dated as of July 31, 2009, by and between Basic Energy Services, Inc. and each of the other Grantors party thereto in favor of The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on August 4, 2009)
4.16		Supplement No. 1 dated as of December 22, 2010 to Security Agreement dated as of July 31, 2009, by and between Basic Energy Services, Inc. and each of the other Grantors party thereto in favor of The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on December 22, 2010)
4.17		Indenture dated as of February 15, 2011, among Basic Energy Services, Inc. as Issuer, the Guarantors named therein and Wells Fargo Bank, N.A., as trustee. (Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on February 18, 2011)
4.18		Form of 7.75% Senior Note due 2019. (Included as Exhibit A to Exhibit 4.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on February 18, 2011)
4.19		First Supplemental Indenture dated as of August 5, 2011 to Indenture dated as of February 15, 2011, by and among the Company as Issuer, the New Guarantors, the Existing Guarantors and Wells Fargo Bank, N.A. as Trustee. (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on August 10, 2011)
4.20		Registration Rights Agreement dated as of February 15, 2011, by and among Basic, the Guarantors named therein and the initial purchasers party thereto. (Incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on February 18, 2011)
4.21		Registration Rights Agreement dated as of June 13, 2011, by and among Basic, the Guarantors named therein and the initial purchasers party thereto. (Incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on June 14, 2011)
5	.1*	Opinion of Andrews Kurth LLP regarding the validity of the new notes
8	.1*	Opinion of Andrews Kurth LLP regarding certain tax matters
12	.1*	Statement regarding computation of ratio of earnings to fixed charges
21	.1*	Subsidiaries of the Company
23	.1*	Consent of KPMG LLP
23	.2*	Consent of KPMG LLP
23	.3*	Consent of Andrews Kurth LLP (included in Exhibit 5.1)
24	.1*	Powers of Attorney (included on signature pages).

Exhibit
Number		Description

25	.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. to act as trustee under the Indenture
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Guidelines for Certification of Taxpayer Identification Number
99	.3*	Form of Notice of Guaranteed Delivery
99	.4*	Form of Letter to Brokers
99	.5*	Form of Letter to Clients

*	Indicates exhibits filed herewith.

†	Management contract or compensatory plan or arrangement.

ITEM 22.	Undertakings.

(a) Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunder duly authorized, in Midland, Texas on September 8, 2011.

BASIC ENERGY SERVICES, INC.

By:
/s/  Kenneth V. Huseman
Name:     Kenneth V. Huseman

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Alan Krenek and John Cody Bissett his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth V. Huseman Kenneth V. Huseman	President, Chief Executive Officer and Director (Principal Executive Officer)	September 8, 2011

/s/ Alan Krenek Alan Krenek	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	September 8, 2011

/s/ Steven A. Webster Steven A. Webster	Chairman of the Board	September 8, 2011

/s/ James S. D’Agostino, Jr. James S. D’Agostino, Jr.	Director	September 8, 2011

/s/ William E. Chiles William E. Chiles	Director	September 8, 2011

/s/ Robert F. Fulton Robert F. Fulton	Director	September 8, 2011

Signature	Title	Date

/s/ Sylvester P. Johnson, IV Sylvester P. Johnson, IV	Director	September 8, 2011

/s/ Thomas P. Moore, Jr. Thomas P. Moore, Jr.	Director	September 8, 2011

/s/ Antonio O. Garza, Jr. Antonio O. Garza, Jr.	Director	September 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunder duly authorized, in Midland, Texas on September 8, 2011.

Each of the Guarantors Named on Schedule A-1 Hereto (the “Guarantors”)

By:
/s/  Kenneth V. Huseman
Name:     Kenneth V. Huseman

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Alan Krenek and John Cody Bissett his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth V. Huseman Kenneth V. Huseman	President and Director (Principal Executive Officer)	September 8, 2011

/s/ Alan Krenek Alan Krenek	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 8, 2011

Schedule A-1

GUARANTORS

Basic Energy Services GP, LLC
Basic Energy Services, L.P.
Basic ESA Inc.
Chaparral Service, Inc.
Basic Marine Services, Inc.
First Energy Services Company
Hennessey Rental Tools, Inc.
Oilwell Fracturing Services, Inc.
Wildhorse Services, Inc.
LeBus Oil Field Service Co.
Globe Well Service, Inc.
SCH Disposal, L.L.C.
JS Acquisition LLC
JetStar Holdings, Inc.
Acid Services, LLC
JetStar Energy Services, Inc.
Sledge Drilling Corp.
Permian Plaza, LLC
Xterra Fishing & Rental Tools Co.
Taylor Industries, LLC
Admiral Well Service, Inc.
Platinum Pressure Services, Inc.
Maverick Coil Tubing Services, LLC
Maverick Solutions, LLC
Maverick Stimulation Company, LLC
Maverick Thru-Tubing Services, LLC
MCM Holdings, LLC
MSM Leasing, LLC
The Maverick Companies, LLC

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunder duly authorized, in Midland, Texas on September 8, 2011.

BASIC ENERGY SERVICES LP, LLC

By:
/s/  Jerry Tufly
Name:     Jerry Tufly

Title:	President

Signature	Title	Date

/s/ Jerry Tufly Jerry Tufly	President, Secretary, Treasurer and Sole Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	September 8, 2011

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Purchase Agreement dated February 3, 2011, by and among Basic Energy Services, Inc., the guarantors party thereto and the initial purchasers party thereto. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K/A (SEC File No. 001-32693), filed on February 9, 2011)
1.2	Purchase Agreement dated June 8, 2011, by and among Basic Energy Services, Inc., the guarantors party thereto and the initial purchasers party thereto. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on June 13, 2011)
2.1	Agreement and Plan of Merger, dated January 8, 2007, by and among Basic Energy Services, Inc., JS Acquisition LLC and JetStar Consolidated Holdings, Inc. (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on March 8, 2007)
2.2	Amendment to Merger Agreement, dated March 5, 2007, by and among Basic Energy Services, Inc., JS Acquisition LLC and JetStar Consolidated Holdings, Inc. (Incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on March 8, 2007)
3.1	Amended and Restated Certificate of Incorporation of Basic Energy Services, Inc., dated September 22, 2005. (Incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (SEC File No. 333-127517), filed on September 28, 2005)
3.2	Amended and Restated Bylaws of Basic Energy Services, Inc., effective March 9, 2010. (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on March 15, 2010)
3.3	Certificate of Formation of Basic Energy Services GP, LLC, dated January 7, 2003. (Incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.4	Limited Liability Company Agreement of Basic Energy Services GP, LLC, dated January 7, 2003. (Incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.5	Certificate of Formation of Basic Energy Services LP, LLC, dated January 7, 2003. (Incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.6	Limited Liability Company Agreement of Basic Energy Services LP, LLC, dated January 7, 2003. (Incorporated by reference to Exhibit 3.6 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.7	Certificate of Limited Partnership of Basic Energy Services, L.P., dated January 24, 2003. (Incorporated by reference to Exhibit 3.7 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.8	Agreement of Limited Partnership of Basic Energy Services, L.P., dated January 24, 2003. (Incorporated by reference to Exhibit 3.8 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.9	Articles of Incorporation of Basic ESA, Inc., dated July 10, 1981. (Incorporated by reference to Exhibit 3.9 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.10	Bylaws of Basic ESA, Inc., as amended. (Incorporated by reference to Exhibit 3.10 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.11	Certificate of Formation of JS Acquisition LLC, dated January 4, 2007. (Incorporated by reference to Exhibit 3.11 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.12	Limited Liability Company Agreement of JS Acquisition LLC, dated January 5, 2007. (Incorporated by reference to Exhibit 3.12 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)

Exhibit
Number		Description

3.13		Amended and Restated Articles of Organization of Acid Services, LLC, dated April 24, 2006. (Incorporated by reference to Exhibit 3.13 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.14		Second Amended and Restated Operating Agreement of Acid Services, LLC, dated February 17, 2006. (Incorporated by reference to Exhibit 3.14 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.15		Second Amended and Restated Certificate of Incorporation of JetStar Holdings, Inc., dated April 24, 2006. (Incorporated by reference to Exhibit 3.15 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.16		Bylaws of JetStar Holdings, Inc., dated May 12, 2005. (Incorporated by reference to Exhibit 3.16 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.17		Articles of Incorporation of JetStar Energy Services, Inc., dated April 18, 2005. (Incorporated by reference to Exhibit 3.17 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.18		Bylaws of JetStar Energy Services, Inc., dated May 12, 2005. (Incorporated by reference to Exhibit 3.18 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.19		Certificate of Incorporation of Basic Marine Services, Inc., as amended, dated January 28, 2005. (Incorporated by reference to Exhibit 3.15 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.20		Bylaws of Basic Marine Services, Inc., dated March 11, 2005. (Incorporated by reference to Exhibit 3.16 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3	.21*	Amended and Restated Certificate of Incorporation of First Energy Services Company, dated October 24, 2003.
3.22		Bylaws of First Energy Services Company. (Incorporated by reference to Exhibit 3.18 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.23		Articles of Incorporation of Oilwell Fracturing Services, Inc., dated November 20, 1981. (Incorporated by reference to Exhibit 3.19 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.24		Bylaws of Oilwell Fracturing Services, Inc., as amended. (Incorporated by reference to Exhibit 3.24 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.25		Articles of Incorporation of LeBus Oil Field Service Co., dated December 19, 1985. (Incorporated by reference to Exhibit 3.27 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.26		Bylaws of LeBus Oil Field Service Co. (Incorporated by reference to Exhibit 3.28 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.27		Articles of Incorporation of Globe Well Service, Inc., as amended, dated February 6, 1979. (Incorporated by reference to Exhibit 3.29 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.28		Bylaws of Globe Well Service, Inc., dated July 12, 2006. (Incorporated by reference to Exhibit 3.30 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.29		Articles of Organization of SCH Disposal, L.L.C., dated October 30, 1998. (Incorporated by reference to Exhibit 3.31 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.30		Regulations of SCH Disposal, L.L.C., dated November 2, 1998. (Incorporated by reference to Exhibit 3.32 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-135807), filed on July 17, 2006)
3.31		Articles of Incorporation of Sledge Drilling Corp., dated November 22, 2005. (Incorporated by reference to Exhibit 3.31 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)

Exhibit
Number		Description

3.32		Bylaws of Sledge Drilling Corp. (Incorporated by reference to Exhibit 3.32 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.33		Certificate of Incorporation of Wildhorse Services, Inc., dated July 30, 2002. (Incorporated by reference to Exhibit 3.33 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.34		Bylaws of Wildhorse Services, Inc., dated August 9, 2002. (Incorporated by reference to Exhibit 3.34 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.35		Articles of Incorporation of Xterra Fishing & Rental Tools Co., as amended, dated June 1, 2000. (Incorporated by reference to Exhibit 3.35 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.36		Bylaws of Xterra Fishing & Rental Tools Co. (Incorporated by reference to Exhibit 3.36 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.37		Articles of Incorporation of Chaparral Service, Inc., dated July 18, 1969. (Incorporated by reference to Exhibit 3.37 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.38		Amended and Restated Bylaws of Chaparral Service, Inc., dated March 31, 2006. (Incorporated by reference to Exhibit 3.38 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.39		Certificate of Incorporation of Hennessey Rental Tools, Inc., dated September 29, 1993. (Incorporated by reference to Exhibit 3.39 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.40		Bylaws of Hennessey Rental Tools, Inc., dated October 1, 1993. (Incorporated by reference to Exhibit 3.40 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.41		Certificate of Formation of Permian Plaza, LLC, dated August 20, 2007. (Incorporated by reference to Exhibit 3.41 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3.42		Company Agreement of Permian Plaza, LLC. (Incorporated by reference to Exhibit 3.42 of the Company’s Registration Statement on Form S-4 (SEC File No. 333-161693), filed on September 2, 2009)
3	.43*	Certificate of Formation of Taylor Industries, LLC, dated April 22, 2010.
3	.44*	Company Agreement of Taylor Industries, LLC, dated April 23, 2010.
3	.45*	Certificate of Formation of Admiral Well Service, Inc., dated November 11, 2008, as amended.
3	.46*	Bylaws of Admiral Well Service, Inc.
3	.47*	Certificate of Formation of Platinum Pressure Services, Inc., dated October 23, 2007, as amended.
3	.48*	Bylaws of Platinum Pressure Services, Inc.
3	.49*	Articles of Organization of Maverick Coil Tubing Services, LLC, dated October 24, 2000, as amended.
3	.50*	Second Amended and Restated Operating Agreement of Maverick Coil Tubing Services, LLC, dated July 25, 2011.
3	.51*	Articles of Organization of Maverick Solutions, LLC, dated July 31, 2003, as amended.
3	.52*	Second Amended and Restated Operating Agreement of Maverick Solutions, LLC, dated July 25, 2011.
3	.53*	Articles of Organization of Maverick Stimulation Company, LLC, dated August 13, 1996.
3	.54*	Second Amended and Restated Operating Agreement of Maverick Stimulation Company, LLC, dated July 25, 2011.
3	.55*	Articles of Organization of Maverick Thru-Tubing Services, LLC, dated December 17, 2009.
3	.56*	Second Amended and Restated Operating Agreement of Maverick Thru-Tubing Services, LLC, dated July 25, 2011.
3	.57*	Articles of Organization of MCM Holdings, LLC, dated May 3, 2001, as amended.
3	.58*	Second Amended and Restated Operating Agreement of MCM Holdings, LLC, dated July 25, 2011.

Exhibit
Number		Description

3	.59*	Articles of Organization of MSM Leasing, LLC, dated July 28, 2009.
3	.60*	Second Amended and Restated Operating Agreement of MSM Leasing, LLC, dated July 25, 2011.
3	.61*	Articles of Organization of The Maverick Companies, LLC, dated July 21, 2006, as amended.
3	.62*	Second Amended and Restated Operating Agreement of The Maverick Companies, LLC, dated July 25, 2011.
4.1		Specimen Stock Certificate representing common stock of Basic Energy Services, Inc. (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (SEC File No. 333-127517), filed on November 4, 2005)
4.2		Indenture dated April 12, 2006, among Basic Energy Services, Inc., the Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on April 13, 2006)
4.3		Form of 7.125% Senior Note due 2016. (Included in the Indenture filed as Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on April 13, 2006)
4.4		First Supplemental Indenture dated as of July 14, 2006 to Indenture dated as of April 12, 2006 among Basic Energy Services, Inc., as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on July 20, 2006)
4.5		Second Supplemental Indenture dated as of April 26, 2007 and effective as of March 7, 2007 to Indenture dated as of April 12, 2006 among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on May 1, 2007)
4.6		Third Supplemental Indenture dated as of April 26, 2007 to Indenture dated as of April 12, 2006 among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on May 1, 2007)
4.7		Fourth Supplemental Indenture dated as of February 9, 2009 to Indenture dated as of April 12, 2006 among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.7 of the Company’s Annual Report on Form 10-K (SEC File No. 001-32693), filed on March 9, 2009)
4.8		Fifth Supplemental Indenture dated as of July 23, 2009 to Indenture dated as of April 12, 2006 among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.8 of the Company’s Annual Report on Form 10-K (SEC File No. 001-32693), filed on March 1, 2010)
4.9		Sixth Supplemental Indenture dated as of December 22, 2010 to Indenture dated as of April 12, 2006, by and among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A. as trustee. (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on December 22, 2010)
4.10		Seventh Supplemental Indenture dated as of August 5, 2011 to Indenture dated as of April 12, 2006, by and among Basic Energy Services, Inc. as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A. as trustee. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on August 10, 2011)
4.11		Indenture dated as of July 31, 2009, by and among Basic Energy Services, Inc. as Issuer, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on August 4, 2009)
4.12		Form of 11.625% Senior Secured Note due 2014. (Included as Exhibit A to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on August 4, 2009)
4.13		First Supplemental Indenture dated as of December 22, 2010 to Indenture dated as of July 31, 2009 among Basic Energy Services, Inc., as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on December 22, 2010)

Exhibit
Number		Description

4.14		Second Supplemental Indenture dated as of February 15, 2011 to Indenture dated as of July 31, 2009 among Basic Energy Services, Inc., as Issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on February 18, 2011)
4.15		Security Agreement dated as of July 31, 2009, by and between Basic Energy Services, Inc. and each of the other Grantors party thereto in favor of The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on August 4, 2009)
4.16		Supplement No. 1 dated as of December 22, 2010 to Security Agreement dated as of July 31, 2009, by and between Basic Energy Services, Inc. and each of the other Grantors party thereto in favor of The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on December 22, 2010)
4.17		Indenture dated as of February 15, 2011, among Basic Energy Services, Inc. as Issuer, the Guarantors named therein and Wells Fargo Bank, N.A., as trustee. (Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on February 18, 2011)
4.18		Form of 7.75% Senior Note due 2019. (Included as Exhibit A to Exhibit 4.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on February 18, 2011)
4.19		First Supplemental Indenture dated as of August 5, 2011 to Indenture dated as of February 15, 2011, by and among the Company as Issuer, the New Guarantors, the Existing Guarantors and Wells Fargo Bank, N.A. as Trustee. (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on August 10, 2011)
4.20		Registration Rights Agreement dated as of February 15, 2011, by and among Basic, the Guarantors named therein and the initial purchasers party thereto. (Incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on February 18, 2011)
4.21		Registration Rights Agreement dated as of June 13, 2011, by and among Basic, the Guarantors named therein and the initial purchasers party thereto. (Incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K (SEC File No. 001-32693), filed on June 14, 2011)
5	.1*	Opinion of Andrews Kurth LLP regarding the validity of the new notes
8	.1*	Opinion of Andrews Kurth LLP regarding certain tax matters
12	.1*	Statement regarding computation of ratio of earnings to fixed charges
21	.1*	Subsidiaries of the Company
23	.1*	Consent of KPMG LLP
23	.2*	Consent of KPMG LLP
23	.3*	Consent of Andrews Kurth LLP (included in Exhibit 5.1)
24	.1*	Powers of Attorney (included on signature pages).
25	.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. to act as trustee under the Indenture
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Guidelines for Certification of Taxpayer Identification Number
99	.3*	Form of Notice of Guaranteed Delivery
99	.4*	Form of Letter to Brokers
99	.5*	Form of Letter to Clients

*	Indicates exhibits filed herewith.

†	Management contract or compensatory plan or arrangement